UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TPI Composites, Inc.
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9200 E. Pima Center Parkway Suite 250 Scottsdale, AZ 85258

LETTER TO STOCKHOLDERS

Dear TPI Composites, Inc. Stockholder:

I am pleased to invite you to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of TPI Composites, Inc. (“TPI Composites” or the “Company”) to be held virtually on Wednesday, May 29, 2024 at 1:00 p.m. Arizona time via live audio webcast on the Internet at www.virtualshareholdermeeting.com/TPIC2024.

Enhanced Corporate Governance

We recently implemented several enhancements to our corporate governance standards, including the adoption of a stock ownership policy for our executive officers, the elimination of the plurality voting standard for the election of directors, and the adoption of a majority voting standard for the election of directors, which went into effect on January 1, 2023. This proxy statement seeks your approval of two proposals to further enhance our corporate governance standards: a proposal to declassify the Board of Directors and a proposal to eliminate supermajority voting requirements.

Business Strategy

Our long-term success will be driven by our business strategy. The key elements of our business strategy are as follows:

•	Capitalize on the long-term, global trends of decarbonization of the electric sector.

•	Grow our existing relationships and develop new relationships with leading industry OEMs.

•	Leverage our footprint, capitalize on the continuing outsourcing trend, and evaluate strategic expansions and acquisitions.

•	Continue to ensure that wind energy remains competitive with other energy sources.

•	Grow our field service inspection and repair business.

•	Focus on continuing innovation to drive improved quality and competitiveness.

2023 Performance Highlights

For the full year 2023, we:

•	Extended and expanded supply agreements with Nordex in Türkiye.

•	Expanded supply agreements with GE Vernova in Mexico with additional production lines in a third facility within TPI’s Juarez campus.

•	Issued $132.5 million of 5.25% Green Convertible Senior notes to strengthen our balance sheet and liquidity.

•

Refinanced our outstanding Series A Preferred Stock into a senior, secured term loan, providing approximately $190 million of improved liquidity over the term of the loan and permanently reducing future obligations by up to $90 million.

Sustainability

We view sustainability as more than a target; it is a principle that guides us to continuously improve our business. We have embedded sustainability practices into our day-to-day operations to safeguard our people and the environment in which they work. In March 2024, we published our Sustainability Report.

Details regarding the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in TPI Composites. We look forward to your participation at our Annual Meeting.

Sincerely,

William E. Siwek

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about April 25, 2024, we expect to mail to our stockholders a Notice of 2024 Annual Meeting of Stockholders (the “Notice”), together with our proxy statement for our 2024 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2023 Annual Report to Stockholders (the “2023 Annual Report”). The Notice provides instructions on how to vote online, by telephone, or by proxy card. The Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com by entering the sixteen-digit control number located on your proxy card.

To ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save TPI Composites the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock at the Annual Meeting.

NOTICE OF 2024 ANNUAL MEETING

OF STOCKHOLDERS

DATE:	Wednesday, May 29, 2024

TIME:	1:00 p.m. Arizona time

VIRTUAL MEETING:

Agenda of Meeting

•

To elect four Class II directors Paul G. Giovacchini, Jayshree S. Desai, Bavan M. Holloway, and Edward C. Hall to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

•	To conduct a non-binding advisory vote on the compensation of our named executive officers;

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors of the Company;

•	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting requirements; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

How to Vote

To allow for greater participation by all of our stockholders, regardless of their geographic location, the Board of Directors has determined to hold a live audio webcast in lieu of an in-person meeting. You will be able to listen to the Annual Meeting, vote and submit your questions during the Annual Meeting at www.virtualshareholdermeeting.com/TPIC2024.

On or about April 25, 2024, we expect to mail to our stockholders a Notice of 2024 Annual Meeting of Stockholders, together with our Proxy Statement and our 2023 Annual Report. The Notice provides instructions on how to vote online, by telephone, or by proxy card. This Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com by entering the sixteen-digit control number located on your proxy card.

INTERNET	TELEPHONE	MAIL

Record Date:

Only stockholders of record at the close of business on April 17, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department via the methods listed at https://ir.tpicomposites.com/websites/tpicomposites/English/0/investor-relations.html.

By Order of the Board of Directors,

William E. Siwek

President and Chief Executive Officer

Scottsdale, Arizona

April 22, 2024

i | TPI Composites 2024 Proxy Statement

ii | TPI Composites 2024 Proxy Statement

GENERAL INFORMATION

The Board of Directors (the “Board”) solicits your proxy on our behalf for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement for our 2024 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of the 2024 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held virtually at 1:00 p.m. Arizona time on Wednesday, May 29, 2024 via live audio webcast. You will be able to attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the live audio webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPIC2024 and entering your sixteen-digit control number located on your proxy card. On or about April 25, 2024, we mailed our stockholders a Notice, a Proxy Statement and an Annual Report.

In this Proxy Statement, the terms “TPI Composites,” “the Company,” “we,” “us,” and “our” refer to TPI Composites, Inc. and its subsidiaries. The mailing address of our principal executive offices is TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85254.

Record Date	April 17, 2024

Quorum	A majority of the shares entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	47,468,737 shares of common stock outstanding as of April 17, 2024.

Voting	There are four ways a stockholder of record can vote:

(1)  by Internet at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 28, 2024 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2) by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 28, 2024 (have your proxy card in hand when you call);

(3) by completing and mailing your proxy card; or

(4) by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/TPIC2024.

To be counted, proxies submitted by telephone or Internet at www.voteproxy.com must be received by 11:59 p.m. Eastern Time on May 28, 2024. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting by Internet during the Annual Meeting, by filing an instrument in writing revoking the proxy, by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted, or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, each nominee will be elected as a director if they receive a majority of the votes cast with respect to their election. If the votes cast for any nominee do not exceed the votes cast against the nominee, our nominating and corporate governance committee will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to our corporate governance guidelines.

1 | TPI Composites 2024 Proxy Statement

General Information

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

For Proposal Three, the approval of the compensation of our named executive officers, on a non-binding advisory basis, requires a majority of the votes properly cast “for” or “against” such matter. Because your vote is advisory, it will not be binding on the Board or our compensation committee, but the Board and compensation committee will review the voting results and take them into consideration when making future decisions about executive compensation.

For Proposal Four, the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class and the affirmative vote of the holders of at least 75% of the outstanding shares of each class of capital stock entitled to vote thereon, as a separate class, is required to approve the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the Board of Directors of the Company.

For Proposal Five, the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class and the affirmative vote of the holders of at least 75% of the outstanding shares of each class of capital stock entitled to vote thereon, as a separate class, is required to approve the proposed amendment to the Certificate of Incorporation to eliminate the supermajority voting requirements.

Effect of Abstentions and Broker Non-Votes	Abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Abstentions have no effect on the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 or approval of the compensation of our named executive officers. Shares voting “abstain” on the proposed amendment of our Certificate of Incorporation to declassify the Board of Directors and the proposed amendment to the Company’s Certificate of Incorporation to eliminate the supermajority voting requirements will have the effect of a vote “against” these proposals.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of KPMG LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote. Proposals One, Three, Four and Five are not considered routine matters and brokers are not permitted to vote shares held by them. For Proposals One and Three, broker nonvotes will have no effect. For Proposals Four and Five, broker non-votes will be considered a vote “against” these proposals.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, “FOR” the non-binding advisory vote to approve the compensation of our named executive officers, “FOR” the amendment of our Certificate of Incorporation to declassify the Board, and “FOR” the amendment of our Certificate of Incorporation to eliminate supermajority voting. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

2 | TPI Composites 2024 Proxy Statement

General Information

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services. In addition, we have retained Innisfree M&A Incorporated (referred to as “Innisfree”) to solicit stockholder proxies. We have agreed to pay Innisfree a fee of approximately $20,000, plus reasonable expenses, for these services.

3 | TPI Composites 2024 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Number of Directors; Board Structure

The Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2025 annual meeting of stockholders and the term of the Class I directors expires at the 2026 annual meeting of stockholders. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors.

In uncontested elections, a director nominee must receive a majority of the votes cast to be elected. If the votes cast for any nominee do not exceed the votes cast against the nominee, our nominating and corporate governance committee will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to our corporate governance guidelines. In contested elections, a nominee may be elected by a plurality of the votes properly cast by the stockholders entitled to vote at the election on such election of directors. An election shall be considered contested if, as of the last date on which nominees for director may be submitted in accordance with the by-laws, the nominees for election to the Board exceeds the number of positions on the Board to be filled by election at that meeting.

As discussed in greater detail in Proposal Four, the Board approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to provide for the phased declassification of the Board. If Proposal Four is approved by the requisite vote of stockholders at the Annual Meeting, directors will be elected to one-year terms of office beginning at our 2025 annual meeting of stockholders, and, following our 2026 annual meeting of stockholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms beginning with our 2027 annual meeting of stockholders.

Nominees

The Board has nominated Paul G. Giovacchini, Jayshree S. Desai, Bavan M. Holloway, and Edward C. Hall for election as Class II directors to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of Paul G. Giovacchini, Jayshree S. Desai and Bavan M. Holloway, is a current member of the Board and all of the nominees have consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

 Summary of Current Director Core Competencies and Board Diversity

4 | TPI Composites 2024 Proxy Statement

Proposal One: Election of Directors

Board Diversity Matrix (As of April 22, 2024)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	6

Part II: Demographic Background

African American or Black	1	1

Alaskan Native or Native American

Asian	1

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	1	5

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Directors who are Military Veterans:-

Directors with Disabilities:-

For Proposal One, each nominee will be elected as a director if they receive a majority of the votes cast with respect to their election. If the votes cast for any nominee do not exceed the votes cast against the nominee, our nominating and corporate governance committee will consider whether to accept or reject such director’s resignation, which is tendered to the Board pursuant to our corporate governance guidelines. Broker non-votes and abstentions will have no effect on the election of the nominees.

RECOMMENDATION OF THE BOARD The Board recommends that you vote “FOR” the election of each of the nominees.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Global Market (“NASDAQ”).

5 | TPI Composites 2024 Proxy Statement

Proposal One: Election of Directors

Directors

The following table sets forth information regarding our directors and director nominees, including their ages, as of April 22, 2024:

Name	Age	Position

Steven C. Lockard	62	Chairman of the Board and Director

Paul G. Giovacchini (1)	66	Lead Independent Director

William E. Siwek	61	President & Chief Executive Officer, Director

Jayshree S. Desai (2)	52	Director

Bavan M. Holloway (1)(2)	59	Director

Edward C. Hall (4)	64	Director Nominee

James A. Hughes (2)	61	Director

Tyrone M. Jordan (1)(3)	62	Director

(1)	Member of our compensation committee.

(2)	Member of our audit committee.

(3)	Member of our nominating and corporate governance committee.

(4)	If elected, will become a member of our nominating and corporate governance immediately following the Annual Meeting.

6 | TPI Composites 2024 Proxy Statement

Proposal One: Election of Directors

Information Concerning Directors Standing for Election at the 2024 Annual Meeting

Paul G. Giovacchini.

Age: 66

Mr. Giovacchini is the Lead Independent Director and served as Chairman of the Board from 2006 to 2020. He currently serves as the Chair of our Compensation Committee. Mr. Giovacchini has served as an independent consultant to Advantage Capital Management Corporation since October 2021. Mr. Giovacchini also has served as an independent consulting advisor to Ares Management LLC since January 2023 and to Landmark Partners, Inc., from 2014 through January 2023. Prior to 2014, he served as a Principal of Landmark Partners, Inc. since 2005. Mr. Giovacchini has been investing in privately held companies on behalf of institutional limited partnerships since 1987. He currently serves as a director of CaLLogix, Inc., a fully integrated contact center providing a full menu of customized outsourced programs, Riot Edge Solutions Inc., a provider of wireless remote sensors, and TS-Polder Holdings, LLC, a designer and manufacturer of consumer home goods. Mr. Giovacchini holds an A.B. in Economics from Stanford University and an M.B.A. from Harvard University.

   We believe that Mr. Giovacchini is qualified to serve as a member of the Board because of his experience investing in growth companies and serving on their boards of directors, and his extensive knowledge of our business.

Jayshree S. Desai.

Age: 52

Ms. Desai has served as a member of the Board since September 2017. Since July 2022, Ms. Desai has served as the Chief Financial Officer of Quanta Services, Inc. (NYSE: PWR), a leading specialty contractor for the electric power, pipeline, industrial and communications industries. From January 2020 to July 2022, Ms. Desai served as the Chief Corporate Development Officer of Quanta Services, Inc. From 2018 to 2019, Ms. Desai served as President of ConnectGen LLC, a company focused on the development of wind, solar and storage projects. From 2010 to 2018, Ms. Desai served as the Chief Operating Officer of Clean Line Energy Partners LLC, a developer of transmission line infrastructure projects that deliver wind energy to communities and cities that lack access to low-cost renewable energy resources. From 2002 to 2010, Ms. Desai served as Chief Financial Officer of EDP Renewables North America f/k/a Horizon Wind Energy, a developer, owner and operator of wind farms. Ms. Desai began her career as a business analyst at McKinsey & Company and also held various positions in the corporate development department of Enron Corporation. Ms. Desai also currently serves on the Executive Board of KIPP Texas, a non-profit organization of public, charter schools for the underserved communities in Texas. Ms. Desai previously served as the Chairperson of the Board of the Wind Energy Foundation, a nonprofit organization dedicated to raising public awareness of wind as a clean, domestic energy source. Ms. Desai holds an M.B.A. from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the University of Texas at Austin.

   We believe that Ms. Desai is qualified to serve as a member of the Board because of her considerable expertise in energy markets and renewable energy policy, as well as her experience serving in high-level executive roles of public and private wind energy transmission and development companies.

Bavan M. Holloway.

Age: 59

Ms. Holloway joined the Board in September 2020. From August 2010 to April 2020, Ms. Holloway served as Vice President of Corporate Audit for The Boeing Company (“Boeing”). Ms. Holloway also served in various senior finance roles for Boeing from May 2002 to August 2010. Prior to joining Boeing, Ms. Holloway worked for KPMG, LLP as a partner and in other roles primarily serving investment services, broker dealer and financial clients. Her internal audit experience has spanned the breadth of enterprise processes, including cybersecurity, supply chain, manufacturing, engineering and overall risk management. Ms. Holloway currently serves on the Board of Directors of Topgolf Callaway Brands, Inc. (NYSE: MODG) and previously served on the Board of Directors of T-Mobile US, Inc. (Nasdaq: TMUS) from June 2021 through 2023. Ms. Holloway holds a B.S. degree in Business Administration from the University of Tulsa and a M.S. degree in Financial Markets and Trading from the Illinois Institute of Technology.

We believe Ms. Holloway is qualified to serve as a member of the Board because of her 30+ years of broad finance and audit experience in complex and highly regulated global business environments.

7 | TPI Composites 2024 Proxy Statement

Proposal One: Election of Directors

Edward C. Hall.

Age: 64

Mr. Hall has over 35 years of experience in all facets of the electricity industry. Mr. Hall currently serves as an independent director of the following companies: Atlantica Sustainable Infrastructure plc (Nasdaq: AY) since August, 2022, Chairman of the Board of Cypress Creek Renewables since October, 2018, Vice Chairman of Japan Wind Development Company since December, 2016 and Wellesley Municipal Light Plant since October, 2022. Mr. Hall spent 25 years of his career with AES Corporation in various senior management roles, and served as Chief Operating Officer of global generation from September, 2011 to February,2013. Mr. Hall has previously served on the boards of General Cable, Globeleq, TerraForm Power and Green Conversion Systems. Mr. Hall earned a B.S. in Mechanical Engineering from Tufts University and M.S. in Finance and Technology Innovation from the MIT Sloan School of Management.

We believe Mr. Hall is qualified to serve as a member of the Board because of his extensive experience in the wind and renewable energy industries.

8 | TPI Composites 2024 Proxy Statement

Proposal One: Election of Directors

Information Concerning Directors Continuing in Office Until the 2025 Annual Meeting

James A. Hughes.

Age: 61

Mr. Hughes has served as a member of the Board since October 2015. Since August 2019, Mr. Hughes has served as Managing Partner, Energy Transition at EnCap Investments, a leading provider of equity capital to independent energy companies in the upstream and midstream oil and gas industry and in the energy transition sector of the electric power industry. From December 2017 to August 2019, Mr. Hughes served as CEO and Managing Director of Prisma Energy Capital, a private entity focused on investments in energy storage. Mr. Hughes served as Chief Executive Officer of First Solar, Inc. from May 2012 to July 2016, and served as a member of First Solar, Inc.’s board of directors from May 2012 until September 2016. Prior to serving as the Chief Executive Officer of First Solar, Inc., he served as the company’s Chief Commercial Officer from March 2012 to May 2012. Prior to joining First Solar, Inc., Mr. Hughes served as Chief Executive Officer and Director of AEI Services LLC from October 2007 until April 2011. Mr. Hughes currently serves as a director of PNM Resources Inc. (NYSE: PNM), an energy holding company that generates and provides electricity to homes and businesses in New Mexico and Texas through its regulated utilities. Mr. Hughes also serves as a director of Alcoa Corporation (NYSE: AA), a producer of bauxite, alumina and aluminum products. He is the former chairman and director of the Los Angeles branch of the Federal Reserve Bank of San Francisco. He is also a member of the Energy Advisory Council of the Dallas Federal Reserve Bank. Mr. Hughes holds a J.D. from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London and a Bachelor’s degree in Business Administration from Southern Methodist University.

   We believe that Mr. Hughes is qualified to serve as a member of the Board because of his many years of experience in various sections of the energy industry, including renewable energy, as well as his experience serving as the CEO and in other high level executive roles of publicly-traded energy companies.

Tyrone M. Jordan.

Age: 62

Mr. Jordan has served as a member of the Board since January 2019. Mr. Jordan served as President and Chief Operating Officer of DURA Automotive Systems, a leading tier one automotive supplier of electric/hybrid systems, advanced driver-assistance systems, mechatronics, lightweight structural systems, and luxury trim systems for premier automotive brands, from October 2015 until his retirement in March 2019. Mr. Jordan joined DURA following a career of more than three decades with General Motors Company and United Technologies Corporation, most recently serving as Executive Vice President, Global Operations and Customer Experience at General Motors. During his 25-year tenure with General Motors, which included living internationally in Brazil, China and Mexico, Mr. Jordan held positions of increasing responsibility in operations, purchasing, technology, business development, strategy, mergers and acquisitions, and engineering. Mr. Jordan currently serves on the board of directors of Oshkosh Corporation (NYSE: OSK) and Axalta Coating Systems (NYSE: AXTA). From 2020 to 2023, Mr. Jordan served on the board of directors of Trinity Industries, Inc. (NYSE: TRN) and also served on the board of directors of Cooper Tire & Rubber Company (NYSE: CTB) from 2020 to 2021. Mr. Jordan serves on the Dean’s Advisory Board of the College of Business of Eastern Michigan University. Mr. Jordan received his Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee, a degree in Pre-law from Eastern Michigan University and a degree in Industrial Engineering Technology from Purdue University. Mr. Jordan is the founder of the Beatrice Cozetta Jordan Scholarship, co-founder of the Henry Elbert Harden Scholarship and the Tyrone M. & Sherri L. Jordan Endowment Fund at Eastern Michigan University.

   We believe that Mr. Jordan is qualified to serve as a member of the Board because he has substantial experience in advanced automotive and aerospace product development, strategic planning and manufacturing systems.

9 | TPI Composites 2024 Proxy Statement

Proposal One: Election of Directors

Information Concerning Directors Continuing in Office Until the 2026 Annual Meeting

Steven C. Lockard.

Age: 62

Mr. Lockard has been Chairman of the Board since May 2020. From 2004 to 2020, he was our President and Chief Executive Officer, and has served as a member of the Board since 2004. Prior to joining us in 1999, Mr. Lockard was Vice President of Satloc, Inc., a supplier of precision GPS equipment, from 1997 to 1999. Prior to that, Mr. Lockard was Vice President of marketing and business development and a founding officer of ADFlex Solutions, Inc., a NASDAQ-listed international manufacturer of interconnect products for the electronics industry, from 1993 to 1997. Prior to that, Mr. Lockard held several marketing and management positions at Rogers Corporation from 1982 to 1993. Mr. Lockard is a member of the board of directors of EMSc (UK) Ltd. (aka Powerstar), a supplier of energy storage systems in the United Kingdom. Mr. Lockard is also a member of the board of directors of Tekmar Group PLC (LON:TGP), a UK based provider of products and services to the offshore energy market. Mr. Lockard previously served as a director of Keystone Towers Systems, a manufacturer of wind turbine towers, and currently serves as an advisor to the company. Mr. Lockard serves as an Operating Partner with Angeleno Group and SCF Partners, equity investment firms that provide growth capital for companies in the energy transition space. Mr. Lockard previously served for ten years as a board member and Chair of the American Wind Energy Association. Mr. Lockard holds a B.S. in Electrical Engineering from Arizona State University.

   We believe that Mr. Lockard is qualified to serve as a member of the Board based on his deep knowledge of our company gained from his positions as our President and Chief Executive Officer, as well as his experience in the wind energy industry and in high-growth global manufacturing companies.

William E. Siwek.

Age: 61

Mr. Siwek was elected to the Board in May 2020 and has been our President and Chief Executive Officer since May 2020. In May 2019, Mr. Siwek was promoted to President and ceased serving as the Chief Financial Officer of the Company, a role he had held since joining the Company in 2013. Prior to joining the Company, Mr. Siwek previously served as the Chief Financial Officer for T.W. Lewis Company, an Arizona-based real estate investment company, from September 2012 to September 2013. From May 2010 until September 2012, he was an independent consultant assisting companies in the real estate, construction, insurance and renewable energy industries. Prior to that, Mr. Siwek was Executive Vice President and Chief Financial Officer of Talisker Mountain, Inc., from January 2009 to April 2010. Prior to that, he was President and Chief Financial Officer of the Lyle Anderson Company from December 2002 to December 2008. Prior to that, Mr. Siwek spent 18 years, from September 1984 to May 2002, with Arthur Andersen where he became a Partner in both Audit and Business Consulting Divisions. Mr. Siwek currently serves on the board of the American Clean Power Association, which represents renewable energy companies in the United States and promotes the growth of clean power. Mr. Siwek holds B.S. degrees in Accounting and Economics from University of Redlands.

   We believe Mr. Siwek is qualified to serve as a member of the Board because of his extensive knowledge of the Company gained from his positions as our Chief Financial Officer, President, and Chief Executive Officer.

10 | TPI Composites 2024 Proxy Statement

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2024, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2023, KPMG served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of KPMG to stockholders for ratification. A majority of the votes properly cast is required to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify the appointment of KPMG, we will review our future appointment of KPMG.

We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the Securities and Exchange Commission (the “SEC”) and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted. This policy is set forth in our audit committee’s charter, which is available on our website at https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html.

Audit Fees

The following table sets forth the fees billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal years 2022 and 2023:

Fee Category	2022	2023

Audit Fees	$2,729,500	$2,641,000

Audit-Related Fees	$ 35,000	$ 55,000

Tax Fees	$ 573,500	$ 547,000

All Other Fees	$ —	$ —

Total Fees	$3,338,000	$3,243,000

Audit Fees. Consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns and were approved by the audit committee.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, of which there were none in 2022 or 2023.

11 | TPI Composites 2024 Proxy Statement

Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. With respect to Proposal Two, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. For Proposal Two, the ratification of the appointment of KPMG LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. Broker non-votes, if any, will have no effect on the vote for this proposal.

RECOMMENDATION OF THE BOARD

The Board recommends that you vote

“For” the ratification of the appointment of KPMG

LLP as our independent registered public

accounting firm for the fiscal year ending

December 31, 2024.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of TPI Composites, and the Board has determined that each of Mr. Hughes, Ms. Desai, and Ms. Holloway are “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for the year ended December 31, 2023 and met with management, as well as with representatives of KPMG, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the audit committee received the written disclosures and communications from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and discussed with members of KPMG its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2023 be included in its Annual Report on Form 10-K.

Audit Committee

Jayshree S. Desai (Chair)

James A. Hughes

Bavan M. Holloway

12 | TPI Composites 2024 Proxy Statement

PROPOSAL THREE: NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described in the Compensation Discussion and Analysis section, we have developed a compensation program that is designed to motivate employees to achieve short-term and long-term results that we believe are in the best interests of our stockholders. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, which includes the disclosures in the Compensation Discussion and Analysis section, and the compensation tables and the narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“BE IT RESOLVED THAT the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”

As this vote is advisory, it will not be binding upon the Board or compensation committee, and neither the Board nor our compensation committee will be required to take any action as a result of the outcome of this vote. However, our compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

The approval of the compensation of our named executive officers in Proposal Three, on a non-binding, advisory basis, requires a majority of the votes properly cast “for” or “against” such matter. With respect to Proposal Three, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. Broker non-votes will have no effect on the vote for this proposal.

RECOMMENDATION OF THE BOARD

The Board recommends that you vote

“For” the approval, on a non-binding, advisory

basis, of the compensation of the named executive

officers, as disclosed in this proxy statement.

13 | TPI Composites 2024 Proxy Statement

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY

Background

Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our directors stand for election each year. The Board has again adopted and declared advisable, and recommends for your approval, an amendment to Article VI of our Certificate of Incorporation to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. An identical proposal to this Proposal Four was presented to our stockholders at the 2023 annual meeting of stockholders, but such proposal did not receive the affirmative vote of at least 75% of the outstanding shares of capital stock of the Company as required by our current Certificate of Incorporation and thus was not approved.

Rationale for Declassifying the Board

The Board regularly reviews our corporate governance practices and current corporate governance trends and, in connection with this review, has discussed the potential declassification of the Board. The Board took into consideration arguments in favor and against continuation of a classified board and determined that it is in the Company’s and its stockholders’ best interests to propose to declassify the Board.

In its review, the Board considered the advantages of maintaining the classified board structure, including, among other reasons, that classified boards provide increased protection in the context of certain abusive takeover tactics because it is more difficult to change a majority of directors on a board in a single year. While the Board continues to believe that this remains an important consideration, the Board also considered the potential advantages of declassification, including the ability of stockholders to evaluate directors annually, which is generally viewed by many institutional stockholders as increasing the accountability of directors to such stockholders, and the fact that many publicly traded companies have declassified their boards in favor of annual elections. After carefully weighing these considerations, the Board determined that it would be in the best interests of the Company and its stockholders to declassify the Board and, accordingly, approved the proposed amendment to our Certificate of Incorporation and recommends that the stockholders adopt this amendment by voting in favor of this proposal.

Proposed Declassification Amendment

If the proposed amendment to our Certificate of Incorporation is approved by stockholders, directors will be elected to one-year terms of office beginning at our 2025 annual meeting of stockholders. Directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the Annual Meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. Accordingly, directors who were elected at the 2023 annual meeting of stockholders, whose terms will expire in 2026, and the directors who are elected at the Annual Meeting, whose terms will expire in 2027, will hold office until the end of their terms. If this proposal is approved, following our 2026 annual meeting of stockholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms beginning with our 2027 annual meeting of stockholders.

The description of the proposed amendments in this proposal is a summary and is qualified by the full text of the amendment to our Certificate of Incorporation, which is attached to this proxy statement as Appendix A and is incorporated into this proposal by reference. The full text of the amendment to our Certificate of Incorporation attached to this proxy statement as Appendix A includes the amendment to Article VI, Section 3 to which this proposal specifically relates, as well as the amendments discussed in Proposal Five. If this Proposal Four is approved by our stockholders at the Annual Meeting, the Company will file with Delaware Secretary of State the amendment to our Certificate of Incorporation set forth in Appendix A including the bracketed language amending Article VI, Section 3. If this Proposal Four is not approved by our stockholders at the Annual Meeting and Proposal Five is approved by our stockholders at the Annual Meeting, the Company will file with the Delaware of Secretary of State the amendment to our Certificate of Incorporation set forth in Appendix A including the language inside the braces amending Article VI, Section 4, Article VI, Section 5, Article IX, Section 2 and Article X. If both Proposal Four and Proposal Five are approved by our stockholders at the Annual Meeting, the Company will file with the Delaware Secretary of State the full text of the amendment to our Certificate of Incorporation attached to this proxy statement

14 | TPI Composites 2024 Proxy Statement

Proposal Four: Approval of an Amendment to Our Amended and Restated Certificate of Incorporation to Declassify the Board of Directors of the Company

as Appendix A, including the bracketed language and the language in braces. If neither Proposal Four nor Proposal Five are approved by our stockholders at the Annual Meeting, the Company will not file the certificate of amendment to our Certificate of Incorporation with the Delaware Secretary of State.

If approved by the requisite number of stockholders, the amendment to our Certificate of Incorporation will be effective when the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

If the amendment to our Certificate of Incorporation pertaining to the declassification of our Board of Directors is not approved by stockholders, the Board of Directors will remain classified, and directors elected at our future annual meetings of stockholders will serve three-year terms and will hold office until their respective successors are duly elected and qualified or until their earlier resignation or removal.

The approval of the amendment to our Certificate of Incorporation to declassify the Board of Directors requires the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, and the affirmative vote of the holders of at least 75% of the outstanding shares of each class of capital stock entitled to vote thereon, as a separate class. With respect to Proposal Four, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have the effect of a vote “against” this proposal. Broker non-votes will have the effect of a vote “against” this proposal.

RECOMMENDATION OF THE BOARD The Board recommends that you vote “For” the proposed amendment to our Certificate of Incorporation to declassify the Board of Directors.

15 | TPI Composites 2024 Proxy Statement

PROPOSAL FIVE: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS

Background

Our Certificate of Incorporation provides that an amendment to the Certificate of Incorporation, as well as an amendment to our by-laws by stockholders, the removal of Directors, and the election of Directors to fill Board vacancies, requires the affirmative vote of stockholders holding at least seventy five percent of the voting power of our then-outstanding shares of capital stock entitled to vote at an election of Directors. The Board has again adopted and declared advisable, and recommends for your approval, an Amendment to Articles VI, IX, and X of our Certificate of Incorporation to eliminate the supermajority voting requirements. An identical proposal to this Proposal Five was presented to our stockholders at the 2023 annual meeting of stockholders, but such proposal did not receive the affirmative vote of at least 75% of the outstanding shares of capital stock of the Company as required by our current Certificate of Incorporation and thus was not approved.

Rationale for Eliminating Supermajority Voting Requirements

As part of the Board’s ongoing evaluation of our corporate governance structures and practices, the Board considered the advantages and disadvantages of this supermajority stockholder approval requirement. While this requirement was originally put in place to, among other things, protect our stockholders, including minority stockholders, by ensuring that amendments to our Certificate of Incorporation are not completed without the approval of a substantial majority of our stockholders, the Board believes that this supermajority requirement is no longer necessary in light of prevailing views regarding corporate governance best practices. Accordingly, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to remove this supermajority approval requirement.

Proposed Amendment to Eliminate Supermajority Voting Requirements

If this proposal is adopted by our stockholders, amendments to our Certificate of Incorporation, amendments to the by-laws by our stockholders and removals of Directors will require, in all instances, the affirmative vote of holders of a majority of the voting power of our then-outstanding shares of capital stock entitled to vote at an election of directors.

The description of the proposed amendments in this proposal is a summary and is qualified by the full text of the amendment to our Certificate of Incorporation, which is attached to this proxy statement as Appendix A and is incorporated into this proposal by reference. The full text of the amendment to our Certificate of Incorporation attached to this proxy statement as Appendix A includes the amendments to Article VI, Section 4, Article VI, Section 5, Article IX, Section 2 and Article X to which this proposal specifically relates, as well as the amendments discussed in Proposal Four. If this Proposal Five is approved by our stockholders at the Annual Meeting, the Company will file with Delaware Secretary of State the amendment to our Certificate of Incorporation set forth in Appendix A including the language in braces amending Article VI, Section 4, Article VI, Section 5, Article IX, Section 2 and Article X. If this Proposal Five is not approved by our stockholders at the Annual Meeting and Proposal Four is approved by our stockholders at the Annual Meeting, the Company will file with the Delaware of Secretary of State the amendment to our Certificate of Incorporation as set forth in Appendix A including the bracketed language amending Article VI, Section 3. If both Proposal Four and Proposal Five are approved by our stockholders at the Annual Meeting, the Company will file with the Delaware Secretary of State the full text of the amendment to our Certificate of Incorporation attached to this proxy statement as Appendix A, including the bracketed language and the language in braces. If neither Proposal Four nor Proposal Five are approved by our stockholders at the Annual Meeting, the Company will not file the certificate of amendment to our Certificate of Incorporation with the Delaware Secretary of State.

If approved by the requisite number of stockholders, the amendment to our Certificate of Incorporation will be effective when the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

If the amendment to our Certificate of Incorporation pertaining to the removal of supermajority voting requirements is not approved by stockholders, the supermajority requirements to amend the Certificate of Incorporation and by-laws and remove Directors will remain in place.

The approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements requires the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, voting

16 | TPI Composites 2024 Proxy Statement

Proposal Five: Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Eliminate the Supermajority Voting Requirements

together as a single class, and the affirmative vote of the holders of at least 75% of the outstanding shares of each class of capital stock entitled to vote thereon, as a separate class. With respect to Proposal Five, you may vote “for,” “against” or “abstain” from voting on this proposal.

If you “abstain” from voting with respect to this proposal, your vote will have the effect of a vote “against” this proposal. Broker non-votes will have the effect of a vote “against” this proposal.

RECOMMENDATION OF THE BOARD The Board recommends that you vote “For” the proposed amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements.

17 | TPI Composites 2024 Proxy Statement

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

18 | TPI Composites 2024 Proxy Statement

CORPORATE GOVERNANCE

The Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at:

https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html.

The Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NASDAQ.

Besides verifying the independence of the members of the Board and committees (which is discussed in the section titled “Independence of the Board of Directors”), at the direction of the Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation, and nominating and corporate governance committees;

•	Have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of business conduct and ethics that applies to our officers, directors, and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence – Independent directors must constitute at least a majority of the Board;

•	Monitoring Board Effectiveness – The Board, and each committee of the Board, must conduct an annual self-evaluation;

•	Review of our Chief Executive Officer – Our compensation committee conducts reviews of the performance of our chief executive officer;

•

Board Access to Independent Advisors – The Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees – All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable SEC and NASDAQ criteria.

Meetings of the Board of Directors

In 2023, the Board held eight formal board meetings and also held telephonic update calls with respect to various operational and strategic matters although no formal actions were taken during these calls. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2023. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve. Messrs. Giovacchini, Deutch, Hughes, Jordan, Lockard, Siwek, Ms. Holloway, and Ms. Hudson attended our 2023 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our website at https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html and may also be obtained, without charge, by contacting our Secretary at TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2023, no waivers were granted from any provision of the code of business conduct and ethics.

19 | TPI Composites 2024 Proxy Statement

Corporate Governance

Independence of the Board of Directors

The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board has determined that Messrs. Giovacchini, Deutch, Hughes, Jordan, Lockard, Moir, Ms. Desai, Ms. Holloway, Ms. Hudson, and our director nominee, Mr. Hall, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board’s Role in Risk Oversight

The Board’s role in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on the Company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Leadership Structure

We believe that the structure of the Board and its committees provides strong overall management of the Company. The positions of Chairperson of the Board, Chief Executive Officer and lead independent director roles are held by separate individuals. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of the Company, the general management and operation of the business and the guidance and oversight of senior management. By contrast, the Chairperson of the Board oversees Board governance practices, monitors the content, quality and timeliness of information sent to the Board and is available for consultation with the Board regarding the oversight of our business affairs. Mr. Giovacchini has served as our lead independent director since May 2020. As lead independent director, Mr. Giovacchini presides over periodic meetings of our independent directors, will serve as a liaison between our Chairperson of the Board and the independent directors, and will perform such additional duties as the Board may otherwise determine and delegate.

We believe this structure of a separate Chairperson of the Board, Chief Executive Officer and lead independent director, reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board.

Committees of the Board of Directors

The Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by the Board that is available on our website at https://ir.tpicomposites.com/websites/tpicomposites/English/4300/governance-documents.html.

Audit Committee

Our audit committee consists of Mr. Hughes, Ms. Desai, and Ms. Holloway, with Ms. Desai serving as Chair. Under NASDAQ listing standards and applicable SEC rules, we are required to have three members on the audit committee. NASDAQ and Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors. The composition of our audit committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements under the listing standards of NASDAQ. Each of Mr. Hughes, Ms. Desai, and Ms. Holloway is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•

helps to ensure the independence and performance of the independent registered public accounting firm, including receiving the required written communications from the independent registered public accounting firm that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from us;

20 | TPI Composites 2024 Proxy Statement

Corporate Governance

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations and our earnings press releases;

•	reviews our significant accounting policies and management’s judgments and accounting estimates;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management, including cybersecurity, bribery and corruption risks;

•	reviews related party transactions;

•

discusses with the independent registered public accounting firm the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees in accordance with the standards of the Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees;

•

reviews and discusses with management and the independent registered public accounting firm the effectiveness of the Company’s internal control over financial reporting, including management’s report on that topic; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our audit committee held four meetings during fiscal year 2023.

Compensation Committee

Our compensation committee consists of Mr. Giovacchini, Mr. Jordan, and Ms. Holloway, with Mr. Giovacchini serving as Chair. Mr. Moir served on the compensation committee until his resignation from the Board in January 2024. The composition of our compensation committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of the current compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of the Board relating to the compensation of our directors and executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to the Board regarding, the compensation of our executive officers and directors;

•	administers our stock and equity incentive plans, including approval of all equity grants;

•	reviews, approves and makes recommendations to the Board regarding incentive compensation and equity plans;

•	establishes and reviews general policies relating to compensation and benefits of our directors, officers, and senior management; and

•	oversees the Company’s strategies, programs and initiatives for employee engagement and pay equity.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our compensation committee held six meetings during fiscal year 2023.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Mr. Deutch, Mr. Jordan and Ms. Hudson, with Ms. Hudson serving as Chair. Immediately following the Annual Meeting, if elected by our stockholders, Mr. Hall will become a member of our nominating and corporate governance committee, and Mr. Deutch and Ms. Hudson, who are not standing for re-election at the Annual Meeting, will no longer be a member of the nominating and corporate governance committee. Following the Annual Meeting, the Board expects to appoint a new Chair of the nominating and governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, selects, or makes recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluates the performance of the Board, both as a whole and on an individual basis;

•	considers and makes recommendations to the Board regarding the composition of the Board and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting;

21 | TPI Composites 2024 Proxy Statement

Corporate Governance

•	develops and makes recommendations to the Board regarding corporate governance guidelines and governance matters;

•	oversees and reviews our strategies and activities related to environmental, social and governance matters; and

•	oversees our inclusion, diversity, equity and awareness (“IDEA”) initiatives and activities.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ. Our nominating and corporate governance committee held four meetings during fiscal year 2023.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications and Board Diversity

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of the Board and the needs of the Board and the respective committees of the Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although the Board does not maintain a specific policy with respect to board diversity, the Board believes that it should be a diverse body. Currently, the Board consists of 9 directors, of which 33% are female and 33% are ethnically diverse. Mr. Deutch and Ms. Hudson are not standing for re-election at the Annual Meeting. Including our director nominee, Mr. Hall, if elected, our Board will consist of 8 directors, of which 25% are female and 38% are ethnically diverse. Our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to the full Board the director nominees for selection.

Stockholder Outreach and Engagement

We maintain an investor relations outreach program to solicit input and to communicate with stockholders on a variety of topics related to our business and strategy. Over the course of a year, our investor relations team, some of our named executive officers (“NEOs”) and other key employees typically speak with numerous investors through investor roadshows, conferences and virtual/telephonic conversations.

This dialogue provides an opportunity to discuss governance matters generally, including our board structure, our corporate governance documents and policies, directors’ skills and tenure, our Board’s oversight roles and responsibilities, our various social and environmental initiatives, and our approach to compensation matters, including the linkage between pay and performance and our compensation program’s alignment to our stockholders’ interests.

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Corporate Governance

Based on the feedback from several of our shareholders, the Board announced several recent corporate governance enhancements, including:

•

Eliminating a plurality voting standard for the election of directors and adopting a majority voting standard for the election of directors, which went into effect on January 1, 2023. The new majority voting standard requires each director nominee to submit, in advance of such nomination, an irrevocable resignation, subject to acceptance by the Board, that would become effective if such nominee does not receive more votes properly cast in favor of his or her election or re-election than votes properly cast against such election or re-election;

•	Expanding our stock ownership policies to apply to our executive officers in addition to our non-employee directors;

•	Proposing an amendment to our Certificate of Incorporation to declassify the Board; and

•	Proposing an amendment to our Certificate of Incorporation to eliminate supermajority voting requirements.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Chief Executive Officer at TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258, Attn: Board of Directors, Attn: Chief Executive Officer.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director to: TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258, Attn: [Name of Individual Director].

The Company shall review all incoming communications and forward such communications to the appropriate member(s) of the Board as well as the Chairperson of the Board, in his or her capacity as a representative of the Board. The Chief Executive Officer will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Chief Executive Officer determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

23 | TPI Composites 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers”:

•	William E. Siwek, our President and Chief Executive Officer.

•	Ryan Miller, our Chief Financial Officer.

•	Ramesh Gopalakrishnan, our former President and Chief Operating Officer – Wind, whose employment ended with us on July 18, 2023.

•	Lance Marram, our former Chief Commercial Officer, Wind, whose employment with us ended on March 15, 2024.

•	Jerry Lavine, our President, Automotive.

•	Steven Fishbach, our General Counsel and Secretary.

The following discussion should be read together with the compensation tables and related disclosures set forth on the pages that follow.

Executive Summary

2023 Performance Overview

During 2023, we:

•	Extended and expanded supply agreements with Nordex in Türkiye;

•	Expanded supply agreements with GE Vernova in Mexico with additional production lines in a third facility within TPI’s Juarez campus; and

•	Issued $132.5 million of 5.25% Green Convertible Senior notes to strengthen our balance sheet and liquidity.

•

Refinanced our outstanding Series A Preferred Stock into a senior, secured term loan, providing approximately $190 million of improved liquidity over the term of the loan and permanently reducing future obligations by up to $90 million.

2023 Executive Compensation Program Overview

We believe our performance in 2023 has been reflected in our executive pay outcomes and decisions made by our compensation committee in 2023, which are consistent with our pay for performance culture with respect to our named executive officer’s compensation packages.

Base Salary Adjustments: Our compensation committee approved an increase in the base salary of Mr. Siwek of 5.85%. and an increase in the base salaries of Messrs. Miller, Gopalakrishnan, Marram, Lavine and Fishbach of 4%. Each of these increases became effective on March 26, 2023. In approving and/or reviewing these salary increases, the compensation committee considered competitive market data derived from the Company’s peer group described below.

Short Term Cash Incentive Compensation: Our executive compensation program includes short-term incentive compensation in the form of annual incentive cash bonuses that are contingent upon achievement of certain business and financial objectives, including targets relating to safety, sustainability, IDEA, quality, growth and profitability. In 2023, the compensation committee approved separate bonus plans for our corporate, wind, and automotive divisions. Each plan had the same objective categories, but the targets differed for each division. Each of the divisions achieved its respective safety, sustainability and IDEA targets. The automotive division achieved its quality target, but the corporate and wind divisions did not. Each of the corporate and wind divisions only met a percentage of its growth targets. The automotive division met its growth target in full. Neither the corporate, wind, nor automotive division achieved its respective profitability target.

Cash incentive bonuses were paid out well below our named executive officer’s bonus target levels because although we achieved many of our performance goals, including our safety, sustainability, and IDEA targets, we did not meet our growth goals in full or our quality and profitability goals. Our compensation committee approved a bonus payout of 17.5% for the current named executive officers subject to the corporate bonus plan, and 18% and 33.3% for the named executive officers subject to our wind and automotive bonus plans, respectively. None of our named executive officers received discretionary upward adjustments of their target bonus levels.

Long-Term Equity Incentive Compensation: Our compensation committee granted long-term incentive opportunities to our named executive officers in the form of a combination of time-based restricted stock units subject to multi-year vesting based on continued service, and performance-based restricted stock units subject to multi-year vesting based on continued service, the achievement of three annual Adjusted EBITDA (on a billings basis) targets and the achievement of relative total shareholder return targets benchmarked against the NASDAQ Clean Energy Index determined over a three-year period. In 2023, 57% of the annual long-term equity awards granted to our named executive officers were performance-based restricted stock unit awards.

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Compensation Discussion and Analysis

Primary Compensation Programs

The primary compensation programs for our executive officers, including our named executive officers, are designed to provide the following:

Compensation Element	Objective	Features
Base Salary	Attract, motivate and retain employees at the executive level who contribute to our long-term success.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions, and peer company data.

Cash incentive bonuses	To compensate executives for Company-wide performance and individual performance in terms of achieving Company-wide, division and individual performance goals; to motivate and attract executives.	Variable component of pay based on annual corporate, division and individual quantitative and qualitative goals.

Long-term equity incentive compensation granted in the form of time-based and performance-based restricted stock units	To incentivize executives to deliver long-term financial performance and stockholder value, while also providing a retention vehicle for top leadership talent. We believe these awards align employee interests with those of our stockholders over the longer-term.	Typically, a combination of time-based restricted stock units subject to multi-year vesting based on continued service, and performance-based restricted stock units subject to multi-year vesting based on continued service and the achievement of pre-determined goals tied to achieving certain Adjusted EBITDA and total shareholder return targets.

Long-term equity incentive compensation granted in the form of stock options	To provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with the Company as they require continued employment with the Company through the vesting period.	Typically, granted upon an executive’s hire date and vests over a four-year period.

The other elements of our executive compensation program are severance and change in control benefits, broad-based health and welfare benefits, a 401(k) plan available to all U.S. employees and limited perquisites, each of which are described in more detail below.

Pay for Performance Philosophy

We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate, financial and operational results and individual performance. For example, none of the shares underlying the performance-based restricted stock units that we awarded to our named executive officers in March 2021 vested because the Company did not achieve the applicable Adjusted EBITDA and stock price hurdle targets during the three year performance period that ended December 31, 2023. While we do not determine either “variable” or “fixed” pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, our executive compensation program emphasizes “variable” pay over “fixed” pay.

In 2023, the majority of the target total annual direct compensation of our Chief Executive Officer consisted of variable pay in the form of long-term incentive compensation opportunities. Fixed pay, primarily consisting of base salary, made up approximately 30% of our Chief Executive Officer’s target total direct compensation, while contingent (“variable”) pay, consisting of short-term cash incentive bonus pay and long-term incentive compensation in the form of equity awards, made up approximately 70% of his target total direct compensation. Similarly, for our other named executive officers, variable pay was emphasized over fixed pay and delivered using the same vehicles as those that were used for our Chief Executive Officer. The chart below shows the percentages of target annual pay for our Chief Executive Officer and our other named executive officers in 2023.

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Compensation Discussion and Analysis

Note:	Average named executive officer information excludes Mr. Gopalakrishnan due to his termination of employment in 2023.

We believe that this approach provides balanced incentives for our executive officers to drive our financial performance and long-term growth.

Executive Compensation Policies and Practices

In addition to our direct compensation elements, the following table summarizes features of our compensation policies and practices that are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do

✓ Allocate a significant portion of our executive officers’ target total direct compensation to equity-based awards, which are therefore “at risk”, to align the interests of our executive officers and stockholders

✓ Link a significant portion of our executive officers’ target total direct compensation to total shareholder return

✓ Maintain an industry-specific peer group comprised of similarly sized companies for benchmarking pay on an annual basis

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓ Consult with an independent compensation consultant on compensation levels and practices on an annual basis

✓ Perform an annual compensation-related risk assessment by our compensation committee

✓ Maintain robust CEO, executive officer and non-employee director stock ownership guidelines

✓ Maintain a clawback policy with respect to incentive-based cash and equity compensation

✓ Seek an annual non-binding, advisory vote from stockholders to approve the named executive officer compensation program described in the CD&A

× Provide any compensation-related tax gross-ups

× Provide excessive perquisites

× Provide any pension arrangements, non-qualified deferred compensation arrangements or retirement plans to our executive officers other than a 401(k) plan that is generally available to all U.S. employees

× Allow hedging by our officers or directors of Company stock unless pre-approved by our audit committee

× Allow pledging by our officers or directors of Company stock unless pre-approved by our audit committee

Say-on-Pay Vote on Executive Compensation

Our compensation committee considered the results of the non-binding stockholder advisory votes on the compensation of our named executive officers conducted at the June 22, 2023 annual meeting of stockholders. As reported in our current report on Form 8-K, filed with the SEC on June 27, 2023, approximately 83% of the votes cast on the proposal expressed support for the compensation program offered to our named executive officers as disclosed in last year’s proxy statement (the “Say-on-Pay Vote”). The compensation committee considered these results as demonstrating shareholder support for our compensation program, and believes that our existing compensation program effectively aligns the interests of the named executive officers with our short-term and long-term goals. As a result, the compensation committee did not make material changes to our executive compensation program as a result of the Say-on-Pay Vote. Further, the Board has elected to conduct the Say-on-Pay Vote annually, thereby giving our stockholders the opportunity to provide feedback on the compensation of our named executive officers each year. We will be conducting our annual Say-on-Pay Vote as described in Proposal Three of this Proxy Statement at the Annual Meeting. The Board and our compensation committee will consider the outcome of the Say-on-Pay Vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Setting Executive Compensation

Role of the Compensation Committee

Our compensation committee is primarily responsible for developing and implementing our compensation policies. It establishes and approves the compensation for our Chief Executive Officer and reviews and advises on the compensation of our other executive officers. Our compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the compensation committee deems it appropriate to do so in order to carry out its responsibilities. In 2023, our compensation committee did not delegate such authority. Our compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves

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Compensation Discussion and Analysis

annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by our compensation committee and the Board;

•	our financial performance relative to our compensation peer group;

•	the compensation levels and practices of our compensation peer group;

•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels, cash incentive bonuses, and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in the “Individual Compensation Elements – Long Term Incentives” section below.

Role of the Chief Executive Officer

In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management team assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our compensation committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

Our compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in advising on the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of the Compensation Consultants

Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In 2023, the compensation committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as its independent third-party compensation consultant to advise on executive compensation matters including: overall compensation program design and the design of our performance-based equity award program, peer group development and updates, and benchmarking executive officer and board of director compensation programs. Aon did not provide any additional services to us in 2023. Aon reports directly to our compensation committee. We do not believe the retention of, and the work performed by, Aon creates any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Aon, establishes a peer group of publicly traded companies in the industrial machinery, aerospace and defense, and electrical components and equipment industries, among others, that is selected based on a balance of the following criteria:

•	companies whose revenue, EBITDA and market capitalization are similar, though not necessarily identical, to ours;

•	companies with global operations to align to our organizational complexity;

•	companies with similar executive positions to ours;

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Compensation Discussion and Analysis

•	companies against which we believe we compete for executive talent; and

•	public companies based in the U.S. whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2023 was comprised of the following 22 companies set forth below. Except for removal from the group of three companies that were acquired and are no longer publicly-traded, the group is unchanged from our 2022 peer group:

Advanced Energy Industries, Inc. Aerojet Rocketdyne Holdings, Inc. Altra Industrial Motion Corp. Ameresco, Inc. AZZ Inc. Barnes Group Inc. Blue Bird Corporation Comfort Systems USA, Inc.	Curtiss-Wright Corporation Enerpac Tool Group Corp. EnPro Industries, Inc. ESCO Technologies Inc. Franklin Electric Co., Inc. Generac Holdings Inc. Hexcel Corporation	ITT Inc. Moog Inc. NN, Inc. Ormat Technologies, Inc. RBC Bearings Incorporated Teledyne Technologies Incorporated Woodward, Inc.

We believe that our 2023 peer group provided us with appropriate compensation data for evaluating the competitiveness of the compensation levels and practices of our named executive officers during 2023.

In 2023, the primary market reference point considered by our compensation committee in establishing target total compensation for our executive officers was the 50th percentile of our 2023 peer group. Although our compensation committee and the Board target compensation as described above, they also consider other criteria, including market factors, the experience level of the executive, organizational criticality and the executive’s performance against established goals of the Company, in determining variations to this general target.

Individual Compensation Elements

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain high-performing individuals.

Using the competitive market data provided by Aon, as well as evaluating the executive officer’s responsibilities, experience and individual contributions, our compensation committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation committee in the event of a promotion or significant change in responsibilities.

Generally, our compensation committee sets base salaries with reference to the 50th percentile of the competitive range of our compensation peer group and applicable executive compensation survey data. We have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at other public companies in our peer group.

In March 2023, consistent with the recommendation of our Chief Executive Officer, our compensation committee determined to increase the base salaries of our executive officers, including our named executive officers, and these increases became effective on March 26, 2023. In making these decisions, our compensation committee considered the current risks and challenges facing us, as well as the factors described in the “Setting Executive Compensation” section above.

The base salaries of our named executive officers for 2023 were adjusted as follows:

Named Executive Officer	2022 Base Salary ($)	2023 Base Salary ($)	% Change

William E. Siwek	854,900	904,900	5.85%

Ryan Miller	500,000	520,000	4.00%

Ramesh Gopalakrishnan	550,000	572,000	4.00	% (1)

Lance Marram	475,000	494,000	4.00%

Jerry Lavine	439,875	457,470	4.00%

Steven Fishbach	412,000	428,480	4.00%

(1)	Mr. Gopalakrishnan employment was terminated effective July 18, 2023.

The actual base salaries paid to our named executive officers in 2023 are set forth in the “Summary Compensation Table” section.

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Compensation Discussion and Analysis

Short Term Cash Incentive Program

In April 2016, the Board adopted the Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets may be related to financial and operational measures or objectives with respect to the Company, which we refer to as corporate performance goals or objectives, as well as individual performance objectives.

Each executive officer has a target bonus opportunity set for each performance period under the Bonus Plan. Our compensation committee took into account market data, relative levels of responsibility across the Company, and other relevant factors in order to set the target performance-based incentive for each named executive officer. The corporate performance goals are measured at the end of each performance period after our financial reports have been published or such other appropriate time as our compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits our compensation committee to approve additional bonuses to executive officers in its sole discretion; however, the compensation committee did not do so for 2023.

2023 Annual Cash Incentive Program Performance Objectives

In considering performance objectives for the named executive officers for 2023, our compensation committee selected a combination of performance objectives that it believed would align with creating long term stockholder value. Our compensation committee also considered each named executive officer’s individual performance in determining the named executive officer’s bonus payout.

Specifically, our compensation committee selected a combination of objectives relating to safety, sustainability, IDEA, quality, growth and profitability. In comparison to our 2022 objectives, we maintained the same safety, sustainability and IDEA categories for our environmental, social and governance (“ESG”) goals, but streamlined the metrics for each category. In 2023, the compensation committee approved separate bonus plans for our corporate, wind, and automotive divisions. Each plan had the same objective categories and total weighting, but the targets differed for each division.

With respect to each plan, the following tables include the weighting, the minimum performance threshold, target performance, maximum performance cap and maximum payout percentage, whether the performance objective had been achieved, and the actual payout percentage for each performance objective:

Corporate Bonus Plan

Performance Objective	Weighting	Minimum Performance Threshold (1)	Target Performance (100% level) (1)	Maximum Performance Cap (200% level) (1)	Maximum Payout Percentage	Achievement of Performance Objective	Actual Payout Percentage

Safety	5%	—	—	—	5%	100%	5%

Sustainability	5%	—	—	—	5%	100%	5%

IDEA	5%	—	—	—	5%	100%	5%

Quality	15%	—	—	—	15%	0%	0%

Growth	5%	—	—	—	10%	50%	2.5%

Profitability (Billings AEBITDA)	65%	$0.0 million (2)	$7.4 million	$62.6 million	130%	0%	0%

Total	100%				170%		17.5%

(1)	See the discussion of the minimum, target, and maximum performance criteria, as applicable, under the “Safety,” “Sustainability,” “IDEA,” “Quality,” and “Growth” performance objectives below.

(2)	Achieving this amount would result in a payout of 80% of the target performance objective.

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Compensation Discussion and Analysis

Wind Bonus Plan

Performance Objective	Weighting	Minimum Performance Threshold (1)	Target Performance (100% level) (1)	Maximum Performance Cap (200% level) (1)	Maximum Payout Percentage	Achievement of Performance Objective	Actual Payout Percentage

Safety	5%	—	—	—	5%	100%	5%

Sustainability	5%	—	—	—	5%	100%	5%

IDEA	5%	—	—	—	5%	100%	5%

Quality	15%	—	—	—	15%	0%	0%

Growth	5%	—	—	—	10%	60%	3%

Profitability (Billings AEBITDA) (3)	65%	$83.2 million (2)	$100.4 million	$161.1 million	130%	0%	0%

Total	100%				170%		18%

(1)	See the discussion of the minimum, target, and maximum performance criteria, as applicable, under the “Safety,” “Sustainability,” “IDEA,” “Quality,” and “Growth” performance objectives below.

(2)	Achieving this amount would result in a payout of 80% of the target performance objective.

(3)

Certain corporate overhead costs attributable to the Wind business are excluded from the calculation of Billings AEBITDA as they are reflected in the calculation of Billings AEBITDA for the Corporate Bonus Plan.

Automotive Bonus Plan

Performance Objective	Weighting	Minimum Performance Threshold (1)	Target Performance (100% level) (1)	Maximum Performance Cap (200% level) (1)	Maximum Payout Percentage	Achievement of Performance Objective	Actual Payout Percentage

Safety	5%	—	—	—	5%	100%	5%

Sustainability	5%	—	—	—	5%	100%	5%

IDEA	5%	—	—	—	5%	100%	5%

Quality	15%	—	—	—	15%	100%	15%

Growth	5%	—	—	—	10%	200% (2)	5%

Profitability (Billings AEBITDA)(3)	65%	$(9.6) million (4)	$(9.2) million	$(5.0) million	130%	0%	0%

Total	100%				170%		35%

(1)	See the discussion of the minimum, target, and maximum performance criteria, as applicable, under the “Safety,” “Sustainability,” “IDEA,” “Quality,” and “Growth” performance objectives below.

(2)	The safety, quality, and profitability performance objectives must be met to achieve a payout above 100% in the Growth and Profitability performance objectives.

(3)

Certain corporate overhead costs attributable to the Automotive business are excluded from the calculation of Billings AEBITDA as they are reflected in the calculation of Billings AEBITDA for the Corporate Bonus Plan.

(4)	Achieving this amount would result in a payout of 80% of the target performance objective.

Under each of the plans, a named executive officer could earn 100% of his or her target if we achieved our safety, sustainability, IDEA and quality objectives in full and our profitability and growth targets at the 100% level. A named executive officer could earn up to an additional 70% of his target bonus percentage if we achieved maximum performance of the profitability and growth objectives; provided, that, for a named executive officer in the corporate, wind, or automotive division to be eligible for a payout above 100% in the growth or profitability objectives, each of the safety, quality and profitability targets must be achieved at the 100% level in both (i) the corporate division and (ii) the wind or automotive division, as applicable for the named executive officer. In order for profitability objectives to be paid, the applicable minimum threshold amount listed in the tables above must be achieved. If the profitability amount achieved by a division ranks between two of the defined target levels, then the actual amount payable under the profitability performance objective would increase in a linear scale assuming the minimum threshold amounts were achieved.

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Compensation Discussion and Analysis

The compensation committee determined that each named executive officer’s cash award payout would be calculated consistent with the actual payout percentage of the bonus plans set forth in the tables above and, as set forth in the table below, weighted amongst the three plans as follows:

Named Executive Officer	Corporate Bonus Plan	Wind Bonus Plan	Automotive Bonus Plan

William Siwek, President & Chief Executive Officer	100%

Ryan Miller, Chief Financial Officer	100%

Ramesh Gopalakrishnan, Former President and Chief Operating Officer – Wind		90%	10%

Lance Marram, Former Chief Commercial Officer – Wind		100%

Jerry Lavine, President, Automotive		10%	90%

Steven Fishbach, General Counsel	100%

Under the corporate bonus plan, our compensation committee determined that we achieved the safety, sustainability, and IDEA performance objectives. We did not achieve the quality objective. We achieved the maximum performance level for the first portion of the growth target, but did not achieve the second portion of the growth objective or the profitability objective. In light of such performance, our compensation committee approved a bonus payout for Mr. Siwek, Mr. Miller and Mr. Fishbach at 17.5% of their respective bonus targets.

Under the wind bonus plan, our compensation committee determined that we achieved the safety, sustainability, and IDEA performance objectives. We did not achieve the quality objective. We achieved the maximum performance level for the first portion of the growth objective, but did not achieve the second portion of the growth objective or the profitability objective. In light of such performance, our compensation committee approved a bonus payout for Mr. Marram at 18% of his bonus target. Mr. Gopalakrishnan did not receive a payout under the cash incentive bonus program due to the termination of his employment with the Company in July 2023.

Under the automotive bonus plan, our compensation committee determined that we achieved the safety, sustainability, quality, and IDEA performance objectives. We did not achieve the profitability objective. We achieved the maximum performance level of the growth target, but because we did not achieve the profitability objective, the actual payout performance was capped at the 100% level for the growth target. In light of such performance, our compensation committee approved a bonus payout for Mr. Lavine at 33.3% of his bonus target, which reflects the weighted percentage of 10% of the wind division’s 18% bonus plan attainment and 90% of the automotive division’s 35% bonus plan attainment.

None of our named executive officers received discretionary upward adjustments to their target bonus levels under the bonus plans.

The following sets forth a more detailed description of each performance objective:

Safety (5%)

The first performance objective is related to promoting safety at our manufacturing facilities. Safety is our first core value, and our compensation committee believes it is imperative to promote a safer workplace for all our associates. Under the corporate, wind, and automotive bonus plans, the safety performance objective was to meet or exceed our target recordable incident rate. The recordable incident rate is calculated by multiplying the number of recordable cases by 200,000, and then dividing that number by the total number of labor hours performed by our associates. For 2023, each of the corporate, wind, and automotive divisions achieved 100% of its safety performance objective.

Sustainability (5%)

The second performance objective is related to key ESG goals. Under the corporate, wind, and automotive bonus plans, the sustainability performance objective was a reduction of the annual waste rate by 5% in the manufacturing facilities applicable to each plan on a year over year basis from 2022 to 2023. Our wind blade facilities calculated the reductions based on production waste and our automotive facilities calculated the reductions based on production and landfill waste. For 2023, each of the corporate, wind, and automotive divisions achieved 100% of its sustainability performance objective.

IDEA (5%)

The third performance objective is related to creating an environment that recognizes and celebrates the benefits that come with a diverse workforce and maximizing the positive impact that IDEA can bring to the Company.

Under the corporate, wind and automotive bonus plans, the IDEA performance objective is related to the Company’s overall inclusion score as well as the overall inclusion score of our under-represented populations of each respective division, each as measured by an inclusion survey which is administered by a third party. To meet this criteria, each division needed to sustain

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Compensation Discussion and Analysis

or improve its overall inclusion score and sustain or improve the inclusion score for its under-represented populations on a year over year basis. For 2023, each of the corporate, wind, and automotive divisions achieved 100% of its IDEA performance objective.

Quality (15%)

The fourth performance objective is related to our goal of delivering high quality products to our customers. Under the corporate, wind, and automotive bonus plans, the quality performance objective was to meet or exceed our manufacturing cost-of-poor-quality percentage (“MCOPQ%”) targets. Under the corporate plan, the target was 1.33% of the revenue of the eligible wind and automotive product lines on a Billings AEBITDA basis (defined below). Under the wind plan, the MCOPQ% target was 1.26% of the revenue of the eligible wind product lines on a Billings AEBITDA basis (defined below). Under the automotive plan, the MCOPQ% target was 3.11% of the total manufacturing material costs. In 2023, the automotive division achieved the MCOPQ% target, but the wind and corporate divisions did not achieve the MCOPQ% target.

Growth (5%)

The fifth performance objective is related to growth. Our compensation committee chose growth as a performance objective because it believes that the additional growth in our contract backlog creates long term value for our stockholders.

Under the corporate and wind bonus plans, growth is measured by the following performance criteria: addition or contract extension of twelve manufacturing lines (2.5% and 3%, respectively); and $67 million of annual revenue from our field service inspection and repair business (2.5% and 2%, respectively). The minimum performance criteria were as follows: addition or contract extension of eight manufacturing lines; and $62 million of annual revenue from our field service inspection and repair business. The maximum performance criteria were as follows: addition or contract extension of sixteen manufacturing lines; and $70 million of annual revenue from our field service inspection and repair business. The corporate and wind divisions did not achieve the minimum field service annual revenue objective, but attained 200% of the manufacturing line growth objective. Because neither the corporate nor wind divisions achieved their quality and profitability performance objectives in full, neither division was eligible for a pay-out above 100% of the manufacturing line growth objective and as a result, the actual payout percentage for the growth performance objective was capped at 50% under the corporate plan and 60% under the wind plan.

Under the automotive bonus plan, growth is measured by the attainment of three strategic automotive achievements (5%) determined by our compensation committee, which included, among other things, the addition of new customers, expansions of current customer relationships, new collaborations and products, and geographic expansions. The minimum performance criteria was two strategic automotive achievements and the maximum performance criteria was five strategic automotive achievements. The automotive division attained 200% of the growth performance objective with ten strategic automotive achievements, but because it did not achieve the profitability performance objectives, the actual payout percentage was capped at 100%.

Profitability (65%)

The sixth performance objective is related to profitability as measured by Billings Adjusted EBITDA (“Billings AEBITDA”). We define EBITDA, a non-GAAP financial measure, as net income or loss from continuing operations plus interest expense net, income taxes, depreciation, amortization, preferred stock dividends and accretion less gain on extinguishment on Series A Preferred Stock. We define Adjusted EBITDA, a non-GAAP financial measure, as EBITDA plus any share-based compensation expense, plus or minus any foreign currency losses or income, plus or minus any losses or gains from the sale of assets and asset impairments, plus any restructuring charges. We define Billings, a non-GAAP financial measure, as the total amounts we have invoiced our customers during the year for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual agreements. We define Billings AEBITDA, a non-GAAP financial measure, as Adjusted EBITDA minus net sales and cost of sales for services performed but unbilled. Our compensation committee chose Billings AEBITDA as a performance objective because it believes that top line growth must be achieved efficiently and with a long-term focus on achieving profitability and because the Billings AEBITDA metric more directly correlates to sales activity and operations based on the timing of actual transactions with our customers.

Under the corporate, wind and automotive bonus plans, the specific Billings AEBITDA performance objective for 2023 were $7.4 million, $100.4 million, and ($9.2) million, respectively. The minimum threshold for satisfying this performance objective under the corporate, wind and automotive bonus plans was $0.0 million, $83.2 million, and $(9.6) million of Billings AEBITDA, respectively, and the maximum performance caps were $62.6 million, $161.1 million, and $(5.0) million of Billings AEBITDA, respectively. Neither the corporate, wind, nor the automotive divisions achieved its Billings AEBITDA performance objective and consequently each division achieved 0% of its profitability performance objective.

EBITDA, Adjusted EBITDA, and Billings AEBITDA are non-GAAP financial measures. See Appendix B for a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA, Adjusted EBITDA, and Billings AEBITDA.

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Compensation Discussion and Analysis

The cash incentive bonus targets as a percentage of base salary, the target cash incentive bonus amounts in dollars, actual cash incentive bonus amounts paid as a percentage of target and the actual cash incentive bonus amounts paid to our named executive officers with respect to 2023 are set forth in the table below.

Named Executive Officer	Target Incentive Award as a % of Base Salary	Target Incentive Award ($)	Actual Cash Award as a % of Target Opportunity	Actual Cash Award ($)

William E. Siwek	100%	904,900	17.50%	158,357

Ryan Miller	65%	338,000	17.50%	59,150

Ramesh Gopalakrishnan	65%	371,800	—	—	(1)

Lance Marram	65%	321,100	18.00%	57,798

Jerry Lavine	65%	297,356	33.30%	99,019

Steven Fishbach	65%	278,512	17.50%	48,739

(1)	Mr. Gopalakrishnan did not receive a payout under the cash incentive bonus program due to the termination of his employment with the Company in July 2023.

Long-term Incentives

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee in accordance with our Amended and Restated 2015 Stock Option and Incentive Plan (as amended from time to time, the “2015 Plan”). The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in the “Setting Executive Compensation” section. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group for similar roles and positions for each of our executive officers, taking into consideration the factors described in the “Setting Executive Compensation” section.

Performance-Based Awards

Our compensation committee has granted performance-based restricted stock units to the named executive officers which vest only if we meet specified objective performance criteria and the named executive officer remains in a continued service relationship with us through the applicable performance period. The goals of the Board and our compensation committee in selecting metrics for the performance-based component of the long-term incentive program include: alignment with business strategy; driving achievement of our development goals; and creating stockholder value.

In March 2023, our compensation committee adopted changes to the composition of the 2023 equity-based awards compared to equity-based awards granted in 2022; in particular, eliminating stock price hurdle performance-based RSUs (“Stock Hurdle PSUs”) and adopting performance-based RSUs based on a three-year, relative total shareholder return metric benchmarked against the NASDAQ Clean Energy Index. Our compensation committee believed that adopting a relative total shareholder return metric better aligns the interests of our executive officers and stockholders given the significant fluctuations in our stock price and also facilitates the benchmarking of the Company’s stock price performance against similarly situated companies in clean energy industries. In March 2023, as part of its annual executive compensation review, our compensation committee approved the grant of performance-based restricted stock unit awards to the named executive officers as described in the “Grant of Plan-Based Awards for Fiscal Year 2023” section below. These performance-based restricted stock unit awards represented over 50% of such named executive officer’s annual long term incentive award opportunity. These performance-based restricted stock units vest as follows:

•

Total Shareholder Return (TSR) PSUs: Each named executive officer was awarded a target number of RSUs, and the applicable named executive officer must be in a continuous service relationship with us or any of our subsidiaries through December 31, 2025 to vest in any TSR PSUs that may be credited with respect to the performance measurement period (i.e., January 1, 2023 to December 31, 2025). The number of TSR PSUs that vest will be calculated by multiplying the named executive officer’s target number of RSUs by the performance multiplier that we achieved during the three-year performance measurement period. The performance multiplier is based on the our total shareholder return percentile rank amongst the companies within the NASDAQ Clean Edge Green Energy Index (Ticker:CELS) (or, in the event such index is discontinued or its methodology significantly changes, a comparable index selected by the compensation committee in good faith). The percentile ranking that we achieve and the corresponding performance multiplier is set forth in the table below. A named executive officer’s maximum award cannot exceed 150% of the target award.

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Compensation Discussion and Analysis

Total Shareholder Return Percentile Rank within the Performance Measurement Index (1)	Performance Multiplier
75th Percentile or higher	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

(1)

If the Total Shareholder Return for the Performance Measurement Period ranks between two of the Percentile Ranks above, then the Performance Multiplier shall be determined by using linear interpolation.

•

Adjusted EBITDA PSUs: A named executive officer must be in a continuous service relationship with us or any of our subsidiaries through December 31, 2025 to vest in any Adjusted EBITDA PSUs that may be credited with respect to the performance period (i.e., January 1, 2023 to December 31, 2025). Given the recent volatility and challenges facing the wind industry, the compensation committee established three, annual Adjusted EBTIDA targets for 2023, 2024 and 2025, respectively. The Adjusted EDBITDA targets for 2024 and 2025 will be established by the compensation committee on an annual basis during the first quarter of the year. Each named executive officer will be credited for up to 1/3rd of the total shares underlying such PSU award upon achievement of the respective annual Adjusted EBITDA target for such calendar year. For 2023, the compensation committee set a target of $7.4 million of Billings Adjusted EBITDA for the Adjusted EBITDA PSUs. Our Billings AEBITDA for the year ended December 31, 2023 was a loss of $92.8 million. As such, none of the shares underlying the Adjusted EBITDA PSUs will be credited to any named executive officer for the 2023 annual performance period. A named executive officer may earn 100% of the Adjusted EBITDA PSUs that were granted only if all three of the Adjusted EBITDA annual targets are met or exceeded.

For a summary and discussion of the vesting provisions of the TSR PSUs and Adjusted EBTIDA PSUs in the event of an executive’s termination of employment in connection with the executive’s death or disability or a change in control of the Company, please see the “Employment, Severance and Change of Control Agreements” section below.

Time-Based Awards

Our compensation committee approved the grant of time-based restricted stock unit awards to the named executive officers as described in the “Grant of Plan-Based Awards for Fiscal Year 2023” section below. These time-based restricted stock unit awards represented approximately 43% - 47% of our named executive officers’ long-term incentive award opportunity. In March 2023, the Committee adopted an updated vesting schedule for proposed time-based RSU awards so that such awards vest over a three-year period with 25%, 25% and 50% of the restricted stock units vesting on the first, second and third anniversary of the grant date, respectively, subject to the named executive officer’s continued service with the Company through each such date. We believe time-based restricted stock units provide a strong retention incentive for our executive officers and also provide a moderate reward for growth in the value of our common stock.

Furthermore, we typically grant stock options to our executive officers when they are first hired. None of our named executive officers received stock options in 2023.

Benefits and Other Compensation

Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees, including medical, dental and vision insurance, medical and dependent care flexible spending accounts, group life and disability insurance and a 401(k) plan. In designing and structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to the applicable annual limits of the Internal Revenue Code of 1986, as amended (the “Code”). Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. Effective January 1, 2023, we matched up to 100% of the first 4% of employee contributions to the 401(k) plan.

We generally do not provide perquisites or personal benefits to our named executive officers, other than the payment for our executive officers to obtain an executive physical every two years. We believe offering executive physicals to our executives is beneficial because it ensures that our key executives remain in optimal health and can achieve early identification of potential health risks to our executives.

Severance and Other Termination Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. We included certain provisions for payments and benefits in the

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Compensation Discussion and Analysis

event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company, in employment agreements and equity award agreements with our named executive officers.

We believe that the severance payments and benefits provided to our executive officers under their employment agreements are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following a change in control transaction are often uncertain, we provide our executive officers with the opportunity to receive certain protections during a change in control protection period. We provide additional payment and benefit protections that have a double trigger. If a change of control occurs and an executive officer is involuntarily terminated by us without cause or if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control of the Company, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these double trigger arrangements is to keep our executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

Upon the death or disability of a named executive officer, in order to assist the executive’s family during such difficult times, we provide for the immediate acceleration of vesting of all time-based restricted stock unit awards and varying treatment of the performance-based restricted stock unit awards, as such termination provisions allow the executive’s family to receive the benefits of the executive’s existing equity incentive arrangements.

To protect the Company’s interests, our executive officers are required to sign a standard form of release prior to receiving any severance payments or benefits under the terms and conditions of their employment agreements with us.

We do not provide excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see the “Employment, Severance and Change of Control Agreements” section below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. Our compensation committee does not necessarily limit executive compensation to that which is or may be deductible under Section 162(m), but considers various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that certain individuals who hold significant equity interests and certain executive officers and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we did not maintain any nonqualified deferred compensation plans in 2023, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We aim to structure all of our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

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Compensation Discussion and Analysis

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board (“FASB”) ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of the Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short-term and long-term results that are in the best interests of the Company and stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our compensation committee endorses, several controls to address and mitigate compensation-related risks. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Stock Ownership Policies

In addition to applying to our non-employee directors, we have stock ownership polices that apply to our Chief Executive Officer and our other executive officers. Our Chief Executive Officer is expected to acquire and maintain shares of our common stock equal to five times the Chief Executive Officer’s base salary and our other executive officers are expected to acquire and maintain shares of our common stock equal to three times their base salaries. Our non-employee directors are expected to acquire and hold the lesser of (i) a number of shares of our common stock equal in value to five times the director’s annual cash retainer for regular service on the Board or (ii) 15,000 shares of our common stock, until such director’s service on the Board ceases. Under these stock ownership policies, executives and directors have five years from their date of hire or promotion, or appointment to the Board as applicable, to obtain the expected ownership levels. For our non-employee directors, we only count directly and beneficially owned shares, shares underlying unvested and vested restricted stock units (either held or deferred) and shares underlying vested and unexercised in-the-money stock options. For our executive officers, we only count directly owned shares, shares of common stock that are restricted with vesting subject only to time-based vesting, restricted stock units that are subject only to time-based vesting, and performance stock units for which performance goals have been achieved and that remain subject to only time-based vesting.

“Clawback” Policy

In November 2023, the Board adopted a Compensation Recovery Policy (the “Clawback Policy”), effective October 2, 2023. The Clawback Policy complies with the SEC’s newly adopted clawback rules as required under the Dodd-Frank Act, and provides that in the event we are required to prepare a “financial restatement” (as defined in the Clawback Policy), we will, subject to certain limited exceptions as described in the Clawback Policy, recover certain incentive based compensation from executive officers, including the named executive officers. Compensation that will be recovered under the Clawback Policy generally includes incentive-based compensation received during the three-year period prior to the “restatement date” (as defined in the Clawback Policy) that exceeds the amount that otherwise would have been received by the executive officer had such compensation been determined based on the restated amounts in the financial restatement. Under the Clawback Policy, “incentive based compensation” includes any cash or equity compensation that is granted, earned, or vested based, in whole or in part, upon the attainment of a financial reporting measure as well as any other equity-based compensation. Additionally, the Clawback Policy permits the Board to recover up to 100% of an executive officer’s incentive-based compensation otherwise subject to the Clawback Policy where the Board determines such executive officer’s wrongdoing or grossly negligent acts or omissions contributed to the circumstances requiring the financial restatement. Our compensation committee believes that the Clawback Policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by our executive officers.

Policy Prohibiting Hedging and Pledging of Equity Securities

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities unless such transactions are pre-approved by our audit committee. In addition, our insider trading policy prohibits our officers, directors, employees, and certain other persons from using the Company’s securities as collateral in a margin account or from pledging the Company’s securities as collateral for a loan unless such transactions are pre-approved by our audit committee. In 2023, no party requested a pre-approval under our insider trader policy.

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Compensation Discussion and Analysis

Compensation Committee Report

The information contained in this compensation committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed “filed” under either the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on such review and discussions, the compensation committee recommended to the Board that this Compensation Discussion and Analysis section be included in this proxy statement for the year ended December 31, 2023, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee

Paul G. Giovacchini (Chair)

Tyrone M. Jordan

Bavan M. Holloway

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EXECUTIVE COMPENSATION

Fiscal year 2023 Compensation Tables

2023 Summary Compensation Table

The following table sets forth the total compensation, for service rendered in all capacities, that was awarded to, earned by and paid during the fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($) (3)	Non-equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)

William E. Siwek Chief Executive Officer	2023	891,439	—	1,249,705	(2)	—	158,357	15,760	(5)	2,315,261
	2022	853,942	—	1,098,430		1,614,000	769,410	14,760		4,350,542
	2021	828,962	—	1,896,563		—	686,410	18,432		3,430,367

Ryan Miller Chief Financial Officer	2023	514,616	—	471,387	(2)	—	59,150	81,057	(5)	1,126,210
	2022	288,462	—	374,994		375,002	178,718	4,057		1,221,233

Ramesh Gopalakrishnan (1) Former President and Chief Operating Officer – Wind	2023	328,477	—	511,493	(2)	—	—	243,926	(5)(6)	1,083,896
	2022	547,323	—	1,182,176		—	252,831	14,570		1,996,900
	2021	479,908	—	773,826		—	232,411	13,370		1,499,515

Lance Marram (1) Former Chief Commercial Officer-Wind	2023	488,885	—	208,212	(2)	—	57,798	14,470	(5)	769,365
	2022	472,577	—	848,813		—	258,424	13,470		1,593,284

Jerry Lavine President, Automotive	2023	452,733	—	288,500	(2)	—	99,019	20,667	(5)	860,919
	2022	439,303	—	1,255,668		—	317,563	13,470		2,026,004

Steven Fishbach General Counsel	2023	424,043	—	235,160	(2)	—	48,739	19,120	(5)	727,062
	2022	411,538	—	619,716		—	241,020	13,470		1,285,744
	2021	399,147	—	379,319		—	215,027	12,870		1,006,363

(1)	Mr. Gopalakrishnan’s employment was terminated in July 2023 and Mr. Marram resigned from the Company in March 2024. Mr. Gopalakrishnan’s 2023 base salary is pro-rated through his date of termination.

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units (both time and performance based) awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 22, 2024. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the named executive officers upon vesting and/or settlement of the restricted stock units or the sale of the underlying shares of stock. The grant date fair value of time-based stock awards granted in 2023 were as follows: Mr. Siwek $575,707; Mr. Miller $235,696; Mr. Gopalakrishnan $235,696; Mr. Marram $94,281; Mr. Lavine $121,215 and Mr. Fishbach $107,748. The aggregate grant date fair value of performance-based awards granted in 2023 were as follows: Mr. Siwek $673,998; Mr. Miller $235,691; Mr. Gopalakrishnan $275,797; Mr. Marram $113,931; Mr. Lavine $167,285 and Mr. Fishbach $127,412. For the 2023 performance-based restricted stock units, the aggregate grant date fair value of such awards was based upon the probable outcome of the performance conditions, which assumed that the highest level of performance conditions will be achieved. Furthermore, the aggregate grant date fair value of the performance-based awards granted in 2023 represent (i) the grant date fair value of 1/3 of the 2022 Adjusted EBITDA PSUs relating to the 2023 performance period, since the annual Adjusted EBITDA targets for such performance period were not determined in 2022, but in 2023 (whereas the Adjusted EBITDA targets for the 2022 performance period were previously determined in 2022 and the Adjusted EBITDA targets for the 2024 performance period will be determined in 2024) and (ii) the grant date fair value of 1/3 of the 2023 Adjusted EBITDA PSUs relating to the 2023 performance period, since only the annual Adjusted EBITDA targets for 2023 were determined in 2023 and the Annual EBITDA targets relating to the 2024 and 2025 performance periods will not be determined until 2024 and 2025, respectively.

(3)

The amounts reported represent the aggregate grant date fair value of the options awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to employment vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the options reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 22, 2024. The amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the options or sale of the underlying shares of stock.

(4)

Represents amounts earned under the Bonus Plan for the applicable year, based on achievement of the performance objectives set forth in such Bonus Plan. Mr. Gopalakrishnan did not receive any amounts under the 2023 Bonus Plan due to the termination of his employment in July 2023.

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(5)	The table below provides details on all other compensation provided to the named executive officers for fiscal year 2023.

Name	401(k) Match ($)	Relocation Expenses ($)	Annual Physical ($)	Group Term Life Insurance ($)	Long- Term Disability ($)	Tax Preparation Assistance ($)

Siwek	13,200			1,980	580

Miller	13,200	66,828		449	580

Gopalakrishnan	12,200			744	334

Marram	13,200			690	580

Lavine	13,200		5,597	1,290	580

Fishbach	13,200		4,650	690	580

(6)

Amount for Mr. Gopalakrishnan also includes $230,648 of severance payments and benefits received in connection with his termination of employment in July 2023, of which $220,000 represents bi-weekly severance payments with respect to his base salary and $10,648 represents monthly contributions that the Company paid towards the cost of Mr. Gopalakrishnan’s health insurance. The Company paid these amounts pursuant to Mr. Gopalakrishnan’s employment agreement; the parties did not execute a severance agreement. Mr. Gopalakrishnan’s unvested restricted stock units as of his date of termination, including the restricted stock units granted in 2023, were forfeited upon termination of his employment.

Grants of Plan-Based Awards for Fiscal Year 2023

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2023.

Name ((5	Program	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)				All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Threshold	Target	Maximum	Threshold	Target		Maximum

William E. Siwek	STI		506,744	904,900	1,538,330

	RSU	3/21/2023								48,136	575,707

	Adjusted EBITDA PSU	3/21/2023				16,202	20,253	(5)			242,222	(5)

	TSR PSU	3/21/2023				13,493	26,986		40,479		431,776

Ryan Miller	STI		189,280	338,000	574,600

	RSU	3/21/2023								19,707	235,696

	Adjusted EBITDA PSU	3/21/2023				3,941	4,927	(5)			58,923	(5)

	TSR PSU	3/21/2023				5,524	11,048		16,572		176,768

Ramesh Gopalakrishnan	STI		208,208	371,800	632,060

	RSU	3/21/2023								19,707	—

	Adjusted EBITDA PSU	3/21/2023				6,624	8,280	(5)			—

	TSR PSU	3/21/2023				5,524	11,048		16,572		—

Lance Marram	STI		179,186	321,100	545,870

	RSU	3/21/2023								7,883	94,281

	Adjusted EBITDA PSU	3/21/2023				2,892	3,615	(5)			43,227	(5)

	TSR PSU	3/21/2023				2,210	4,419		6,629		70,704

Jerry Lavine	STI		166,519	297,355	505,504

	RSU	3/21/2023								10,135	121,215

	Adjusted EBTIDA PSU	3/21/2023				4,297	5,372	(5)			64,245	(5)

	TSR PSU	3/21/2023				3,220	6,440		9,660		103,040

Steven Fishbach	STI		155,966	278,512	473,470

	RSU	3/21/2023								9,009	107,748

	Adjusted EBITDA PSU	3/21/2023				3,117	3,896	(5)			46,596	(5)

	TSR PSU	3/21/2023				2,526	5,051		7,577		80,816

(1)

The amounts shown reflect the threshold, target and maximum cash incentive compensation for our named executive officers, which targets are disclosed in the “Target Incentive Award” column in the “2023 Annual Cash Incentive Program Performance Objectives” section of the Compensation Discussion & Analysis. The actual amounts paid for 2023 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

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(2)

The amounts shown reflect restricted stock units subject to performance-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal 2023 Year-End table below. There are target, threshold and/or maximum future payouts for performance-based restricted stock units as described in the Individual Compensation Elements section above. For the Adjusted EBITDA PSUs, the target and maximum payouts are the same.

(3)

The amount shown reflect restricted stock units subject to time-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal 2023 Year-End table below.

(4)

Amounts represent the grant date fair value of the named executive officer’s time-based restricted stock units and performance-based restricted stock units, as applicable, calculated in accordance with FASB ASC Topic 718. There is no estimation of forfeitures included in the grant date fair value of the awards. For the 2023 performance-based restricted stock units, the grant date fair value of such awards was based upon the probable outcome of the performance conditions, which assumed that the highest level of performance conditions will be achieved.

(5)

The grant date fair value and number of shares (threshold, target, and maximum) reflect only one-third of the 2023 Adjusted EBITDA PSUs relating to the 2023 performance period, as the Adjusted EBITDA targets for the 2024 and 2025 performance periods were not determined in 2023 and will not be determined until 2024 and 2025, respectively. Furthermore, the number of shares (threshold, target and maximum) and grant date fair value also reflects the portion of the 2022 Adjusted EBITDA PSUs relating to the 2023 performance period for which the Adjusted EBITDA targets were established in 2023. The grant date fair value of such portion of the 2022 Adjusted EBITDA PSUs was $98,295, $40,106, $19,658, $29,900 and $19,658 for Messrs. Siwek, Gopalakrishnan, Marram, Lavine and Fishbach, respectively.

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Outstanding Equity Awards at Fiscal 2023 Year-End

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2023.

		Option Awards (1)								Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (2)

William E. Siwek	5/29/2015	237,600	(3)			10.87	5/29/2025

	3/10/2021							14,809	(4)	61,309

	3/10/2022							8,219	(16)	34,025

	3/10/2022							32,875	(5)	136,103	16,437	(6)	68,051

	3/10/2022										24,656	(7)	102,076

	3/21/2023							48,136	(8)	199,283	36,102	(9)	149,462

	3/21/2023										26,986	(10)	111,722

	9/15/2022			200,000	(11)	18.00	9/15/2032

Ryan Miller	5/23/2022	17,067	(12)	28,443	(12)	14.04	5/23/2032

	5/23/2022							20,032	(13)	82,932

	3/21/2023							19,707	(8)	81,587	14,780	(9)	61,189

	3/21/2023										11,048	(10)	45,739

Steven Fishbach	5/29/2015	86,400	(3)			10.87	5/29/2025

	3/10/2021							2,962	(4)	12,263

	1/12/2022							14,826	(14)	61,380

	3/10/2022							1,644	(16)	6,805

	3/10/2022							6,575	(5)	27,221	3,287	(6)	13,610

	3/10/2022										4,931	(7)	20,414

	3/21/2023							9,009	(8)	37,297	6,757	(9)	27,974

	3/21/2023										5,051	(10)	20,911

Jerry Lavine	2/16/2022							9,266	(14)	38,361

	3/10/2022							2,500	(16)	10,350

	3/10/2022							10,000	(5)	41,400	5,000	(6)	20,700

	3/10/2022										7,500	(7)	31,050

	3/21/2023							10,135	(8)	41,959	8,615	(9)	35,666

	3/21/2023										6,440	(10)	26,662

Lance Marram	10/16/2019	60,750	(3)			18.99	10/16/2029

	3/10/2021							1,851	(4)	7,663

	1/12/2022							16,679	(14)	69,051

	3/10/2022							1,644	(16)	6,805

	3/10/2022							6,575	(5)	27,221	3,287	(6)	13,610

	3/10/2022										4,931	(7)	20,414

	3/21/2023							7,883	(8)	32,636	5,912	(9)	24,476

	3/21/2023										4,419	(10)	18,295

Ramesh Gopalakrishnan (15)

(1)

Each equity award was granted pursuant to the 2015 Plan. Each equity award is subject to certain acceleration of vesting provisions as provided under the 2015 Plan as well as the applicable named executive officer’s employment agreement as described under the “Employment, Severance and Change of Control Agreements” section below. For performance-based restricted stock units, the number of shares and market/payout value represents the target number of performance-based units.

(2)	Based on the Company’s closing market price of $4.14 per share on December 29, 2023, the last trading day of the fiscal year ended December 31, 2023.

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(3)	Represents fully vested options.

(4)	100% of the restricted stock units vested on March 10, 2024.

(5)	100% of the restricted stock units will vest on March 10, 2025 provided that the named executive officer continuously provides service to us through the applicable vesting date.

(6)

1/3 of the performance-based restricted stock units will be credited if the Company achieves each annual Adjusted EBITDA target for 2022, 2023 and 2024 (as established annually by the Board of Directors), respectively; and all credited performance-based restricted stock units will vest on December 31, 2024, provided that the named executive officer continuously provides service to us through December 31, 2024. The Company achieved 100% of the Adjusted EBITDA target for the 2022 performance period and 0% of the Adjusted EBITDA target for the 2023 performance period. The number of units reflected are those that have not been credited to the named executive as of December 31, 2023.

(7)

The performance-based restricted stock units will be credited in three tranches: one third each upon achieving a common stock market per share price of $21, $27 and $32.50, in each case during the performance period starting on the grant date and ending on December 31, 2024. All credited performance-based restricted stock units will vest on December 31, 2024 provided that the named executive officer continuously provides service to us through December 31, 2024. As of December 31, 2023, none of the stock price hurdles had been achieved.

(8)

25% of the restricted stock units will vest on each of the first and second anniversaries of the awards grant date, with the remaining 50% vesting on the third anniversary of the grant date; provided, that the named executive officer continuously provides service to us through the applicable vesting date.

(9)

1/3 of the performance-based restricted stock units will be credited if the Company achieves each annual Adjusted EBITDA target for 2023, 2024 and 2025 (as established annually by the Board of Directors), respectively; and all credited performance-based restricted stock units will vest on December 31, 2025, provided that the named executive officer continuously provides service to us through December 31, 2025. The Company achieved 0% of the Adjusted EBITDA target for the 2023 performance period. The number of units reflected are those that have not been credited to the named executive as of December 31, 2023.

(10)

100% of the performance-based restricted stock units will vest on December 31, 2025 provided the Company achieves certain total shareholder return milestones; and provided that the named executive officer continuously provides service to us through December 31, 2025.

(11)

1/3 of the shares subject to the option shall vest on March 10, 2024, March 10, 2025 and March 10, 2026, respectively; provided, that the applicable named executive officer remains continuously employed with us through each applicable vesting date.

(12)

Approximately 25% of the shares subject to the option vest on the first anniversary of the grant date, and approximately 6.25% of the shares vest each quarter thereafter, such that 100% of the shares subject to the option will vest on the fourth anniversary of the grant date; provided, that the applicable named executive officer remains continuously employed with us through each applicable vesting date.

(13)

25% of the restricted stock units will vest on each of the first, second, third and fourth anniversaries of the awards grant date; provided, that the named executive officer continuously provides service to us through the applicable vesting date.

(14)	The restricted stock units vested on January 12, 2024, except for Mr. Lavine, whose restricted stock units vested on February 16, 2024.

(15)	Mr. Gopalakrishnan’s employment terminated on July 18, 2023, at which time all outstanding, unvested equity awards were forfeited.

(16)

Represents the portion of Adjusted EBITDA performance-based restricted stock units that have been credited to the named executive officer (i.e. applicable Adjusted EBITDA targets were met). The units will vest on December 31, 2024; provided, that the named executive officer continuously provides service to us through the applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2023 Table

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock units during the year ended December 31, 2023.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
William E. Siwek	—	—	47,583	613,821
Ryan Miller	—	—	6,677	74,248
Ramesh Gopalakrishnan	—	—	36,457	489,949
Lance Marram	—	—	18,896	260,604
Jerry Lavine	—	—	54,069	752,100
Steven Fishbach	—	—	26,023	350,672

(1)

The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Market on the vesting date, multiplied by the number of restricted stock units that vested.

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Employment, Severance and Change of Control Agreements

The material terms of the employment agreements with our named executive officers are summarized below.

William E. Siwek. In May 2020, we entered into a second amended and restated employment agreement with Mr. Siwek for the position of President and Chief Executive Officer. Mr. Siwek’s 2023 base salary was $904,900, which is subject to review and adjustment in accordance with Company policy. During 2023, Mr. Siwek was eligible for an annual incentive bonus targeted at 100% of his base salary. Mr. Siwek is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Ryan Miller. In May 2022, we entered into an employment agreement with Mr. Miller for the position of Chief Financial Officer. Mr. Miller’s 2023 base salary was $520,000 which is subject to review and adjustment in accordance with Company policy. Mr. Miller was eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Miller was also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Ramesh Gopalakrishnan. Mr. Gopalakrishnan’s employment was terminated in July 2023 and he received the contractual severance benefits to which he was entitled, consisting of severance equal to 12 months of his base salary plus an amount equal to 12 times the monthly contribution that the Company paid towards the cost of Mr. Gopalakrishnan’s health insurance, as described in the Involuntary Termination of Employment not in connection with a Change of Control subsection below.

Lance Marram. In January 2022, we entered into an amended and restated employment agreement with Mr. Marram for the position of Chief Commercial Officer – Wind. Mr. Marram’s 2023 base salary was $494,000, which was subject to review and adjustment in accordance with Company policy. Mr. Marram was eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Marram was also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans. Mr. Marram resigned from the Company in March 2024.

Jerry Lavine. In June 2021, we entered into an employment agreement with Mr. Lavine for the position of President, Automotive. The agreement was amended in May 2023. Mr. Lavine’s 2023 base salary was $457,470, which is subject to review and adjustment in accordance with Company policy. Mr. Lavine is eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Lavine is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Steven Fishbach. In 2022, we entered into an amended and restated employment agreement with Mr. Fishbach for the position of General Counsel and Secretary. Mr. Fishbach’s 2023 base salary was $428,480, which is subject to review and adjustment in accordance with Company policy. Mr. Fishbach is eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Fishbach is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Pursuant to the employment agreements, each of Messrs. Siwek, Miller, Gopalakrishnan, Marram, Lavine, and Fishbach are subject to standard confidentiality and nondisclosure, assignment of intellectual property work product and post-termination noncompetition and non-solicitation of employees, consultants and customers covenants.

Involuntary Termination of Employment Not in Connection with a Change of Control. Pursuant to the employment agreements, in the event the applicable named executive officer is terminated by us without “cause” (as defined in such executive’s employment agreement) or the named executive officer resigns for “good reason” (as defined in such executive’s employment agreement), in each case subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the named executive officer will be entitled to (i) a cash severance payment equal to 200% of the base salary for Mr. Siwek payable in 24 monthly installments, or 100% of the base salaries for any of the other named executive officers payable in 12 monthly installments, and (ii) 24 monthly cash payments equal to our monthly contribution for health insurance for Mr. Siwek, or 12 monthly cash payments equal to our monthly contribution for health insurance for any of the other named executive officers.

Involuntary Termination of Employment in Connection with a Change of Control. In the event a named executive officer is terminated by us without cause or resigns for good reason, in each case within 12 months following a change in control (as defined in such executive’s employment agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the named executive officer will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 200% of the base salary and annual target bonus of Mr. Siwek, and 100% of the base salaries and annual target bonuses of each of the other named executive officers, (ii) up to 24 monthly cash payments equal to our monthly contribution for health insurance for Mr. Siwek, and up to 12 monthly cash payments equal to our monthly contribution for health insurance for any of the other named executive officers, and (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by the executives, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year.

With respect to TSR PSUs, in the event of a “change in control” (as defined in the applicable award agreement), the compensation committee shall determine the number of TSR PSUs credited by multiplying the named executive officer’s target

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award by the performance multiplier, which is determined based on the Company’s total shareholder return percentile rank amongst the companies in the defined index during the period starting on January 1st of the year the award was granted through the change of control date, and such earned award shall become vested on the last day of the performance measurement period, subject to the named executive officer’s continuous service through such date. If in the change in control: (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the named executive officer is (A) terminated by the Company or successor for any reason other than for “cause,” death or disability or (B) the named executive officer resigns for “good reason”, in either case within 12 months following the change in control and prior to the applicable vesting date; or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the TSR PSUs that were credited as of the day prior to the change in control will be deemed immediately vested on the date of such termination or change in control, as applicable.

With respect to our Adjusted EBITDA PSUs outstanding on 12/31/23, in the event of a “change in control” (as defined in the applicable award agreement) prior to the last day of the applicable performance period, a number of Adjusted EBITDA PSUs equal to (i) the number of Adjusted EBITDA PSUs that would be earned with respect to the maximum level of Adjusted EBITDA achievement for the performance period in which the change in control occurs plus (ii) any Adjusted EBITDA PSUs earned in respect of Adjusted EBITDA achievement in the prior performance periods will become eligible to vest on the last day of the applicable three-year performance period, subject to the named executive officer’s continuous service through such date; provided, that if in connection with the change in control, (i) outstanding equity awards are or will be assumed, substituted or continued by the Company or its successor, and the applicable named executive officer is (A) terminated by the Company or successor for any reason other than for “cause” (as defined in the award agreement), or (B) the applicable named executive officer resigns for “good reason” (as defined in the award agreement), in either case within 12 months following the change in control and prior to the last day of the last yearly measurement period or (ii) outstanding equity awards are or will not be assumed, substituted or continued by the Company or its successor, then in either case, such earned Adjusted EBITDA PSUs shall immediately become vested on the date of such termination or change in control, as applicable.

With respect to Stock Hurdle PSUs, in the event of a “change in control” (as defined in the applicable award agreement), any Stock Hurdles that have been both achieved and credited as of the day prior to the change in control will become eligible to vest on the applicable vesting date; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable named executive officer is terminated by the Company or successor without “cause” (as defined in the award agreement) or resigns for “good reason” (as defined in the award agreement), in either case within 12 months following the change in control and prior to the applicable vesting date or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Stock Hurdle PSUs that were credited as of the day prior to the change in control will be deemed immediately vested on the date of such termination or change in control, as applicable.

Termination upon Death or Disability. If a named executive officer’s employment is terminated due to death or “disability” (as defined in the applicable award agreement), any TSR RSUs that have not vested as of such date shall automatically and without notice terminate and be forfeited unless the compensation committee otherwise determines, in its sole discretion, within three months following the date of termination, to accelerate all or any portion of such unvested TSR RSUs, and neither the named executive officer nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in any unvested TSR RSUs.

If a named executive officer’s employment is terminated due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date.

If a named executive officer’s employment is terminated due to death or “disability” (as defined in the applicable award agreement), a pro-rata portion (based on days of service during the current performance period) of the Adjusted EBITDA PSUs assuming the maximum level of performance is achieved during the current performance period plus any Adjusted EBITDA PSUs earned in prior performance periods will be deemed immediately vested on such date.

The Company may terminate each named executive officer’s employment for cause by a vote of the Board at a meeting of the Board called and held for such purpose.

The payments and benefits provided under the employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the executive.

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The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending December 31, 2023. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last day of our fiscal year ending December 31, 2023. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Death/ Disability ($) (1)		Involuntary Termination of Employment Not in Connection with a Change in Control ($) (2)		Involuntary Termination of Employment in Connection with a Change in Control ($) (3)
William E. Siwek
Cash severance			1,809,800	(4)	3,619,600	(5)
Continued benefits			38,356	(6)	38,356	(6)
Equity acceleration	430,720	(11)			430,720	(7)
Total	430,720		1,848,156		4,088,676
Ryan Miller
Cash severance			520,000	(8)	858,000	(9)
Continued benefits			19,171	(10)	19,171	(10)
Equity acceleration	164,519	(11)			164,519	(7)
Total	164,519		539,171		1,041,690
Lance Marram
Cash severance			494,000	(8)	815,100	(9)
Continued benefits			19,171	(10)	19,171	(10)
Equity acceleration	143,375				143,375	(7)
Total	143,375		513,171		977,646
Jerry Lavine
Cash severance			457,470	(8)	754,825	(9)
Continued benefits			19,178	(10)	19,178	(10)
Equity acceleration	132,070				132,070	(7)
Total	132,070		476,648		906,073
Steven Fishbach
Cash severance			428,480	(8)	706,992	(9)
Continued benefits			12,227	(10)	12,227	(10)
Equity acceleration	144,965				144,965	(7)
Total	144,965		440,707		864,184

(1)

If a named executive officer’s service is terminated due to death or disability, any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date. For any Adjusted EBITDA PSUs, if named executive officer’s service with the Company is terminated due to death or disability the following amounts will be deemed immediately vested on such date: (i) a pro-rata portion of the Adjusted EBITDA PSUs assuming the maximum level of performance of the current sub-performance period is achieved (based on days of service during the sub-performance period) and (ii) any Adjusted EBITDA PSUs earned for prior sub-performance measurement periods. If a named executive officer’s employment is terminated due to death or disability, any TSR PSUs that have not vested as of such date shall automatically and without notice terminate and be forfeited. If a named executive officer’s employment is terminated due to death or disability, all unvested time-based RSUs will be deemed immediately vested on such date. Assuming that the named executive officer is terminated due to death or disability on December 31, 2023, then (A) none of the Stock Hurdle PSUs or 2021 or 2023 Adjusted EBITDA PSUs would be deemed vested because the Company did not achieve the underlying performance targets and (B) 1/ 3 of the 2022 Adjusted EBITDA PSUs would be deemed vested because the Company achieved the target for the 2022 sub-performance measurement period.

(2)

“Involuntary termination” means a termination without cause or for good reason, and “not in connection with a change in control” means outside of the change in control period (i.e., not within 12 months following a change in control). There is no acceleration of vesting resulting from an involuntary termination not in connection with a change in control.

(3)

“Involuntary termination” means a termination without cause or for good reason, and “in connection with a change in control” means within the change in control period (i.e., within 12 months following a change in control).

(4)	Represents twenty-four months of our Chief Executive Officer’s annual base salary.

(5)	Represents twenty-four months of our Chief Executive Officer’s annual base salary and two times our Chief Executive Officer’s bonus target.

(6)

Represents twenty-four months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive officer immediately prior to termination.

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Executive Compensation

(7)

Upon a change of control, vesting of equity accelerates as to 100% of the total number of shares underlying outstanding and unvested stock options, RSUs, credited Adjusted EBITDA PSUs, credited Stock Price PSUs and credited TSR PSUs. Assuming that the named executive officer is terminated in connection with a change of control on December 31, 2023, then (A) none of the Stock Hurdle PSUs, performance targets and (B) 1/3 of the 2022 Adjusted EBITDA PSUs would be deemed vested because the Company achieved the target for the 2022 sub-performance measurement period. Further, the amounts for Messrs. Siwek and Miller do not include the 200,000 and 28,443 outstanding, unvested options to purchase common shares held by Messrs. Siwek and Miller, respectively, as the strike price associated with these options is greater than the Company’s closing market price on December 29, 2023, the last trading day of the fiscal year ended December 31, 2023.

(8)	Represents 12 months of base salary.

(9)	Represents lump sum payment equal to 100% of annual base salary and 100% of the annual target bonus.

(10)	Represents 12 months of contributions for health insurance.

(11)

The amounts do not include 200,000 and 28,443 outstanding, unvested options to purchase common shares held by Messrs. Siwek and Miller, respectively, as the strike price associated with these options is greater than the Company’s closing market price on December 29, 2023, the last trading day of the fiscal year ended December 31, 2023.

Equity Compensation Plan Information

The following table presents information as of December 31, 2023 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining. available for future issuance under equity compensation plans (Excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (2)	1,212,503	$15.42	4,287,528 (3)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,212,503	$15.42	4,287,528

(1)

Reflects the weighted-average exercise price of 1,212,503 stock options outstanding as of December 31, 2023, under the 2015 Plan. Restricted stock units do not have exercise prices and are not included in the calculation.

(2)	Includes the 2015 Plan.

(3)

The 2015 Plan provides that the number of shares available for issuance under the 2015 Plan shall be cumulatively increased each January 1, beginning January 1, 2016, and ending on (and including) January 1, 2025 by up to 4% of the outstanding shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by or our compensation committee or our Board in its sole discretion (the “Evergreen Provision”). Our compensation committee declined to increase the number of shares available under the Plan on January 1, 2024 pursuant to the Evergreen Provision. The shares underlying any awards under the 2015 Plan that are forfeited, canceled, held back to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without issuance of stock or otherwise terminated (other than by exercise) will be added into the 2015 Plan.

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Mr. Siwek’s total annual compensation was $2,315,261 in 2023.

For purposes of identifying our median employee, we considered the total of 2023 base salary, any cash bonuses earned for 2023 and the grant date fair market value, calculated in accordance with ASC Topic 718, of any equity awards granted in 2023 for all employees, excluding the CEO, across the globe who were employed on December 31, 2023. We annualized compensation for permanent (full time and part time) employees who joined mid-year. No countries were excluded from the calculation, and we did not make any cost-of-living adjustments. Pay figures were converted from local currencies to U.S. dollars. Based on our analysis, the median employee is a full-time production operator in Mexico. The individual’s total annual compensation was $13,077, calculated using the same methodology we used for our named executive officers in our 2023 Summary Compensation Table. Accordingly, our CEO to median employee pay ratio is 177:1.

For a fuller understanding of our pay practices, we are disclosing the CEO’s pay in relation to the median U.S. employee. We believe this supplemental information provides additional context for our workforce and compensation levels. Based on a similar analysis, the median U.S. employee’s total compensation was $77,589.28 in 2023, calculated using the same methodology we used for our named executive officers in our 2023 Summary Compensation Table, and is a Manufacturing Engineer in Warren, Rhode Island. The CEO to median U.S. employee pays ratio is 30:1.

46 | TPI Composites 2024 Proxy Statement

Executive Compensation

Pay Versus Performance

The following table reports the compensation of our Principal Executive Officer (“PEO”) and the average compensation of the other Named Executive Officers (“Other NEOs”) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” as calculated pursuant to recently adopted SEC rules.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO Siwek 1 ($)	Summary Compensation Table Total for PEO Lockard 1 ($)	Compensation Actually Paid to PEO Siwek 2 ($)	Compensation Actually Paid to PEO Lockard ($)	Average Summary Compensation Table Total for non-PEO NEOs 2,3,4,5,6 ($)	Average Compensation Actually Paid to non-PEO NEOs 2 ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return 7 ($)	Net Income 8 (in thousands) ($)	Adjusted EBITDA 9 (in thousands) ($)

2023	2,315,261	N/A	286,330	N/A	913,491	439,149	22	150	(201,779)	(85,920)

2022	4,350,542	N/A	2,721,473	N/A	1,606,282	1,171,610	55	143	(65,305)	73,557

2021	3,430,367	N/A	(4,217,634)	N/A	1,042,912	(1,973,973)	81	96	(159,548)	2,377

2020	3,450,007	3,652,150	10,981,695	12,718,438	1,465,313	4,320,081	285	60	(19,027)	94,498

1
In May 2020, Mr. Siwek assumed the role of Chief Executive Officer in addition to his role as President, while Mr. Lockard assumed the role of Chairman of the Board. Mr. Siwek was the sole CEO for 2021, 2022, and 2023.

2	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table (“SCT”) for the applicable fiscal year, as adjusted as follows (a) :

	2023 a
	PEO Siwek ($)	Average Non-PEO NEOs ($)

Total Compensation in the SCT	2,315,261	913,491

Deduct grant date fair value (FV) of Option Awards and Stock Awards granted in fiscal year	(1,249,705)	(342,950)

Add FV at fiscal year-end of outstanding and unvested awards granted during fiscal year b	349,055	68,619

Add change in FV of outstanding and unvested awards granted in prior fiscal years b	(1,221,168)	(172,052)

Add change in FV as of vesting date the awards granted in prior fiscal years for which applicable vesting conditions were satisfied during the fiscal year.	147,983	100,621

Deduct, for any awards granted in any prior fiscal years, that fail to meet vesting conditions during fiscal year, the fair value at the end of the prior fiscal year. c	(55,096)	(128,580)

Compensation Actually Paid	$286,330	$439,149

a.
The table excludes rows related to the following deductions and additions because they were not applicable during the covered fiscal years: 1) service and prior service costs for defined benefit and actuarial pension plans; 2) fair value of awards that were granted and vest in the same year; 3) the dollar value of any dividends or other earnings paid on awards; and 4) the dollar value of any modified awards.

b.	2022 and 2023 performance-based grants with vesting determined by EBITDA performance are expected to be earned below target.

c.	2021 performance-based grants did not vest.

3	2023 Non-CEO NEOs include Messrs. Fishbach, Gopalakrishnan, Lavine, Marram, and Miller.

4	2022 Non-CEO NEOs include Messrs. Miller, Gossar, Gopalakrishnan, Lavine, and Marram.

5	2021 Non-CEO NEOs included Messrs. Gossar, Schumaker, Gopalakrishnan, Fishbach, and Hilderhoff.

6	2020 Non-CEO NEOs included Messrs. Schumaker, Hilderhoff, Gopalakrishnan, and Fishbach. Mr. Lockard was CEO until May 2020 and is included in a separate column of the table.

7
The S&P Small Cap 600 Energy (Sector) Index is used for purposes of calculating Peer Group Total Shareholder Return. We use this index in the stock performance graph of our annual report for our most recently completed fiscal year.

8	Represents GAAP net income as reflected in the Company’s audited financial statements, which includes net income from continuing and discontinued operations.

9
Represents Adjusted EBITDA from continuing and discontinued operations. We define EBITDA, a non-GAAP
financial measure, as net income or loss from continuing operations plus interest expense net, income taxes, depreciation and amortization, preferred stock dividends and accretion less gain on extinguishment on series A preferred stock. We define Adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any foreign currency losses or income, plus or minus any losses or gains from the sale of assets and asset impairments, plus any restructuring charges. The 2023 Adjusted EBITDA does not reflect the billings adjustment used in the 2023 short-term incentive program. The billings adjustment was not included in the 2023 figure to maintain consistency with previous years. Please see appendix material from the 2020, 2021, 2022, and 2023 proxy statements for a reconciliation between GAAP financial information from the
10-K
and the Adjusted EBITDA used in incentive programs. Please see Appendix B for a reconciliation between GAAP financial information and 2023 Adjusted EBITDA.

47 | TPI Composites
2024 Proxy Statement

Table of Contents
Executive Compensation

Relationship Between Financial Performance Measures
The graphs below illustrate the relationship between compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA, in each case, for the fiscal years ended December 31, 2023, 2022, 2021 and 2020. TSR amounts reported in the graph assume an initial fixed investment of $100 as of December 31, 2019.

48 | TPI Composites
2024 Proxy Statement

Table of Contents
Executive Compensation

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important performance measures used to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023:

a.	Adjusted EBITDA

b.	Total shareholder return

c.	Revenue
For additional details regarding our incentive program and performance measures, please see the sections titled “Annual Incentive” and “Long-Term Incentive—PSUs” in the CD&A section of this proxy statement.

49 | TPI Composites
2024 Proxy Statement

Executive Compensation

Director Compensation

Non- Employee Director Compensation Policy in effect through May 2023

In May 2020, we implemented our second amended and restated Non-Employee Director Compensation Policy.

Under our second amended and restated non-employee director compensation policy, each of our non-employee directors was entitled to an annual cash fee of $75,000. The Chairperson of the Board was entitled to receive an additional annual fee of $125,000 and the lead independent director was entitled to receive an additional annual fee of $25,000. In addition, members of our committees of the Board were entitled to receive additional compensation as follows: (i) each member of the audit committee is entitled to receive an annual fee of $10,000 and the chairperson of the audit committee also was entitled to receive an additional annual fee $20,000, (ii) each member of the compensation committee was entitled to receive an annual fee of $7,500 and the chairperson of the compensation committee also was entitled to receive an additional annual fee of $12,500 and (iii) each member of the nominating and corporate governance committee was entitled to receive an annual fee of $5,000 and the chairperson of the nominating and corporate governance committee also was entitled to receive an additional annual fee of $10,000. In addition, upon initial appointment to the Board, each non-employee director received an option award with a grant date fair value of $60,000, which was to vest annually over four years (25% per year), subject to the director continuing to be a service provider to us through each applicable vesting date. On the date of each annual meeting of stockholders, each non-employee director who was to continue as a member of the Board following such annual meeting of stockholders was entitled to receive a restricted stock unit award with a grant date fair value of approximately $115,000 (the “annual grant”), which award vested in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, subject to the director continuing to be a service provider to us through the vesting date.

Non-Employee Director Compensation Policy in effect starting June 2023

In June 2023, we implemented our third amended and restated Non-Employee Director Compensation Policy. The following table provides a summary of the compensation provided to our directors under the third amended and restated Non-Employee Director Compensation Policy:

Board of Directors	Annual Fee

All non-employee members	$80,000

Additional Annual Fees

Chairperson of the board of directors	$65,000

Lead independent director	$25,000

Audit committee chair	$20,000

Audit committee member	$12,500

Compensation committee chair	$15,000

Compensation committee member	$7,500

Nominating and corporate governance committee chair	$12,500

Nominating and corporate governance committee member	$7,500

In addition, upon initial appointment to the Board, each non-employee director will receive an option award with a grant date fair value of $60,000, which will vest annually over four years (25% per year), subject to the director continuing to be a service provider to us through each applicable vesting date. On the date of each annual meeting of stockholders, each non-employee director who will continue as a member of the Board following such annual meeting of stockholders will be entitled to receive a restricted stock unit award with a grant date fair value of approximately $135,000 (the “annual grant”), which award will vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, subject to the director continuing to be a service provider to us through the vesting date. If a non-employee director joins the Board on a date other than the date of our annual meeting of stockholders, then such director will be entitled to receive a pro-rata portion of the annual grant based on the time between such director’s appointment and the next annual meeting of stockholders, on the first eligible grant date following such director’s appointment to the Board.

In the event of a “sale event” (as defined in the 2015 Plan), the then-outstanding and unvested equity awards held by the non-employee directors that were granted pursuant to the amended and restated non-employee director compensation policy will become 100% vested.

50 | TPI Composites 2024 Proxy Statement

Executive Compensation

We reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee thereof.

The third amended and restated non-employee director compensation policy also provides that, pursuant to the 2015 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2015 Plan or any similar provision of a successor plan).

Director Compensation

The following table presents the total compensation for each person who served as a member of the Board during the fiscal year ended December 31, 2023. William E. Siwek, who is our Chief Executive Officer, was an employee during the fiscal year ended December 31, 2023 and received no additional compensation for his service as a member of the Board. The compensation received by Mr. Siwek, as a named executive officer of the Company, is presented in the “Executive Compensation – Summary Compensation Table.”

Director Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)		Option Awards ($)	Total ($)
Steven C. Lockard	172,500	115,004		—	287,504
Paul G. Giovacchini	123,750	115,004		—	238,754
Jayshree S. Desai	108,750	115,004		—	223,754
Philip J. Deutch	83,750	115,004		—	198,754
James A. Hughes	88,750	115,004		—	203,754
Tyrone M. Jordan	91,250	115,004		—	206,254
Bavan M. Holloway	96,250	115,004		—	211,254
Linda P. Hudson	95,000	115,004		—	210,004
Andrew Moir (3)	85,000	115,004	(3)	60,000	260,004

(1)

As of December 31, 2023, Mr. Jordan, Mr. Moir and Mses. Desai, Holloway, and Hudson had outstanding options to purchase an aggregate of 6,440 shares, 9,036 shares, 5,790 shares, 4,751 shares and 4,348 shares of our common stock outstanding, respectively. Mr. Lockard had no outstanding options. As of December 31, 2023, Messrs. Deutch, Giovacchini, and Hughes each had options to purchase an aggregate of 18,000 shares of our common stock outstanding. In addition, as of December 31, 2023, Messrs. Deutch, Giovacchini, Hughes, Jordan, Lockard, and Moir and Mses. Desai, Holloway and Hudson each had 10,044 restricted stock units outstanding.

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units and options awarded to the directors, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units and options reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on February 22, 2024. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the directors upon vesting and/or settlement of the restricted stock units or the sale of the underlying shares of stock.

(3)

Mr. Moir was appointed to the Board in June 2022 and resigned from the Board in January 2024. Upon resignation from the Board, all outstanding, unvested options and restricted stock units were forfeited.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has been an officer or employee of our Company during the last fiscal year. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

51 | TPI Composites 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 17, 2024 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options, restricted stock units and performance-based restricted stock units outstanding as of April 17, 2024 that were exercisable or issuable or will become exercisable or issuable within 60 days of April 17, 2024 to be outstanding and to be beneficially owned by the person holding the options, restricted stock units or performance-based restricted stock units for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 47,468,737 shares of our common stock outstanding as of April 17, 2024.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominees:
Steven C. Lockard (1)	441,873	*
Lance Marram (2)	104,922	*
William E. Siwek (3)	512,614	1.1%
Ryan Miller (4)	46,754	*
Jerry Lavine (5)	51,627	*
Steven Fishbach (6)	198,547	*
Paul G. Giovacchini (7)	100,867	*
Jayshree S. Desai (8)	45,217	*
Philip J. Deutch (9)	58,361	*
James A. Hughes (10)	63,361	*
Tyrone M. Jordan (11)	40,324	*
Bavan M. Holloway (12)	27,236	*
Linda P. Hudson (13)	28,246	*
Edward C. Hall (14)	7,000	*
All directors and executive officers as a group (16 persons)	1,799,872	3.7%
5% Stockholders:
Investment funds and entities affiliated with:
Oaktree (15)	4,600,642	9.7%
Blackrock, Inc. (16)	2,948,043	6.2%
Point72 Asset Management, L.P. (17)	3,240,430	6.8%

*	Less than one percent (1%).

52 | TPI Composites 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(1)	Consists of 431,829 shares of common stock and 10,044 of restricted stock units vesting within 60 days of April 17, 2024.

(2)	Consists of 48,121 shares of common stock and an option to purchase 56,801 shares of common stock.

(3)	Consists of 208,347 shares of common stock and an option to purchase 304,267 shares of common stock.

(4)

Consists of 17,321 shares of common stock, an option to purchase 19,911 shares of common stock, 6,678 restricted stock units vesting within 60 days of April 9, 2024, and 2,844 options to purchase common stock vesting within 60 days of April 17, 2024.

(5)	Consists of 51,627 shares of common stock.

(6)	Consists of 112,147 shares of common stock and an option to purchase 86,400 shares of common stock.

(7)	Consists of 72,823 shares of common stock, an option to purchase 18,000 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(8)	Consists of 29,383 shares of common stock, an option to purchase 5,790 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(9)	Consists of 30,317 shares of common stock, an option to purchase 18,000 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(10)	Consists of 35,317 shares of common stock, an option to purchase 18,000 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(11)	Consists of 23,840 shares of common stock, an option to purchase 6,440 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(12)	Consists of 13,629 shares of common stock, an option to purchase 3,563 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(13)	Consists of 14,941 shares of common stock, an option to purchase 3,261 shares of common stock, and 10,044 restricted stock units vesting within 60 days of April 17, 2024.

(14)	Consists of 7,000 shares of common stock.

(15)

Consists of 4,600,642 shares of common stock held by OPPS TPIC Holdings, LLC, Oaktree Power Opportunities Fund V Holdings, LP and Oaktree Phoenix Investments Fund, LP (collectively, “Oaktree”). The address for Oaktree is 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071.

(16)	Consists of 2,948,043 shares of common stock held by Blackrock, Inc. The address for Blackrock, Inc. is 50 Hudson Yards, New York, New York 10001.

(17)

Consists of 3,240,430 shares of common stock held by Point72 Asset Management, L.P and Cubist Systematic Strategies, LLC (collectively, “Point72”). The address for Point is 72 Cummings Point Road, Stamford, Connecticut 06902.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2023, all required reports were filed on a timely basis under Section 16(a), except for a Form 4 filing for Charles Stroo related to a grant of RSU’s in November 2023 which was filed on March 12, 2024. No Form 5 was filed with respect to such transaction.

53 | TPI Composites 2024 Proxy Statement

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in the “Executive Compensation” section in 2023, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Other Transactions

We have granted stock options and other equity awards to our executive officers and our directors. See the sections titled “Outstanding Equity Awards at Fiscal 2023 Year-End” and “Director Compensation” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

Indemnification of Officers and Directors

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we have adopted amended and restated by-laws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated by-laws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated by-laws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our Certificate of Incorporation, amended and restated by-laws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

54 | TPI Composites 2024 Proxy Statement

Related Party Transactions

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations will be primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Refinancing of Series A Preferred Stock

On December 14, 2023, the Company entered into the following agreements with funds managed by Oaktree Capital Management, LP (“Oaktree”) to refinance Oaktree’s outstanding Series A Preferred Stock holdings in the Company.

Credit Agreement and Guaranty

On December 14, 2023 (the “Closing Date”), the Company entered into a Credit Agreement and Guaranty (the “Credit Agreement”) with the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Oaktree Fund Administration, LLC, as administrative agent for the Lenders. The Credit Agreement established a term loan facility of $443,000,000 (the “Term Loan”), consisting of (i) $393,000,000 initial term loans, which were deemed made on the Closing Date by the Lenders on a cashless basis in exchange for all the Series A Preferred Stock that were then outstanding and held by the Lenders and $43,000,000 of the accrued and unpaid dividends on the Series A Preferred Stock (the “Cashless Exchange”) and (ii) up to $50,000,000 aggregate principal amount of commitments for additional term loans to be extended on a specified subsequent funding date during a specified availability period, subject in each case to the terms and conditions set forth in the Credit Agreement.

Borrowings under the Term Loan bear interest at a rate per annum of 11.00%, provided that the interest rate shall be automatically increased to 15.00% per annum from and after the funding of any Additional Term Loans. Under the terms of the Credit Agreement, the Company has the ability to pay in kind all interest payments through December 31, 2025, subject to certain exceptions. In addition, the Company can pay in kind 50% of the interest payments from January 1, 2026, through the maturity date of the Term Loan on March 31, 2027, subject to certain exceptions. If the Company elects to pay in cash any interest payments that could have been paid in kind, such interest payments can be reduced by 2%, resulting in an effective interest rate of 9% for such portion of interest. The Credit Agreement requires maintenance of a minimum cash balance in secured accounts in the U.S. but does not include any other financial maintenance covenants.

The Company’s obligations under the Credit Agreement and the other loan documents are guaranteed by the Subsidiary Guarantors (as defined in the Credit Agreement). The Company’s and the Subsidiary Guarantors’ (collectively, the “Loan Parties”) respective obligations under the Credit Agreement and the other loan documents are secured by first priority security interests in substantially all assets of the Loan Parties, including intellectual property, subject to certain customary thresholds and exceptions. As of the Closing Date, the Subsidiary Guarantors included all of the Company’s U.S. wholly owned subsidiaries, and after the closing date include certain foreign subsidiaries.

In addition, the Credit Agreement contains certain events of default that entitle the Agent to cause the Company’s indebtedness under the Credit Agreement to become immediately due and payable, and to exercise remedies against the Loan Parties and the collateral securing the Term Loan, including cash. Under the Credit Agreement, an event of default will occur if, among other things, the Company fails to make payments under the Credit Agreement (subject in certain cases to specified grace periods), the Company or its subsidiaries breach any of the covenants under the Credit Agreement (subject to specified cure periods with respect to certain breaches), a Change of Control (as defined in the Credit Agreement) occurs, the Company, its subsidiaries or their respective assets become subject to certain legal proceedings, such as bankruptcy proceedings, the Company and/or its subsidiaries are unable to pay their debts as they become due or default on contracts with third parties which would permit the holder of indebtedness in excess of a certain threshold to accelerate the maturity of such indebtedness or that could cause a material adverse change.

Common Stock Purchase Agreement

On December 14, 2023, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., OPPS TPIC Holdings, LLC and Oaktree Phoenix Investment Fund, L.P. (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, the Purchasers agreed to waive, cancel and terminate their respective rights to an aggregate of $43,000,000 of accrued and unpaid dividends on the shares of Series A

55 | TPI Composites 2024 Proxy Statement

Related Party Transactions

Preferred Stock in exchange for, and in consideration of, the issuance by the Company of an aggregate of 3,899,903 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to the Purchasers. The issuance of the shares of Common Stock to the Purchasers was completed on December 14, 2023.

Amended and Restated Investor Rights Agreement

Contemporaneously with the execution and delivery of the Credit Agreement and the Purchase Agreement, the Company and the Purchasers entered into an Amended and Restated Investor Rights Agreement, which amends and restates in its entirety that certain Investor Rights Agreement, dated as of November 22, 2021, by and between the Company and the Purchasers. The Investor Rights Agreement contains a number of customary covenants and agreements, including registration rights with respect to shares of Common Stock held by the Purchasers.

Procedures for Approval of Related Party Transactions

The audit committee of the Board has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

56 | TPI Composites 2024 Proxy Statement

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the 2025 Annual Meeting of Stockholders. Our amended and restated by-laws provide that, for nominations of persons for election to the Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at TPI Composites, Inc., 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 29, 2024, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 29, 2025 and no later than February 28, 2025 in order to be raised at our 2025 annual meeting of stockholders. However, the amended and restated by-laws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2025 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 23, 2024. Such proposals must be delivered to our Secretary at TPI Composites, Inc., 9250 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

57 | TPI Composites 2024 Proxy Statement

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of 2024 Annual Meeting of Stockholders, Proxy Statement and Annual Report, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 9200 E. Pima Center Parkway, Suite 250, Scottsdale, AZ 85258, Attention: Secretary or call us at (480) 315-8742. If you want to receive separate copies of the Notice of 2024 Annual Meeting of Stockholders, Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

58 | TPI Composites 2024 Proxy Statement

APPENDIX A – PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TPI COMPOSITES, INC.

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TPI COMPOSITES, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

TPI Composites, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify as follows:

First: Amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the Delaware General Corporation Law. Stockholders of the Corporation, at a meeting called in accordance with Section 222 of the Delaware General Corporation Law, duly approved said proposed amendments in accordance with Section 242 of the Delaware General Corporation Law. The amendment{s} to [Article VI, Section 3,] {Article VI, Section 4, Article VI, Section 5, Article IX, Section 2 and Article X} of the Amended and Restated Certificate of Incorporation of the Corporation {, respectively,} are as follows:

[Article VI, Section 3 is hereby deleted in its entirety and replaced by the following:

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Other than any directors elected by the separate vote of the holders of one or more series of Undesignated Preferred Stock, the Board of Directors initially shall be divided into three classes, designated as Class I, Class II and Class III, with terms of office expiring at the annual meetings of stockholders held in 2025 for the Class III (the “2025 Annual Meeting”), 2026 for the Class I (the “2026 Annual Meeting”) and 2027 for the Class II (the “2027 Annual Meeting”), respectively. Following the effectiveness of this Certificate of Amendment, each member of the Board of Directors shall initially be assigned to, and continue serving in, the same class as he or she was serving in immediately prior to the effectiveness of this Certificate of Amendment. Subject to the special rights of the holders of one or more series of Undesignated Preferred Stock to elect directors, commencing at the 2025 Annual Meeting, directors succeeding those whose terms are then expired shall be elected to hold office for one-year terms expiring at the annual meeting of stockholders held in the year following the year of their election. Accordingly, following the 2025 Annual Meeting, the Board of Directors shall be divided into two classes with the terms of office expiring at the 2026 Annual Meeting and the 2027 Annual Meeting and following the 2026 Annual Meeting, the classification of the directors shall terminate and all directors shall be of one class and shall be elected to hold office for one-year terms expiring at the next annual meeting of stockholders of the Corporation. Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal from office.

If the number of such directors is changed and the Board of Directors at such time is still classified, any increase or decrease shall be apportioned among the classes of directors in the manner determined by the Board of Directors, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Each director shall hold office until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal from office.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of

A-1 | TPI Composites 2024 Proxy Statement

Appendix A – Proposed Amendment to the Amended and Restated Certificate of Incorporation of TPI Composites, Inc.

vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.]

{Article VI, Section 4 is hereby deleted in its entirety and replaced by the following:

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and shall not be filled by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal and, if the Board of Directors at such time is classified, for a term that shall coincide with the remaining term of the class to which the Director shall have been appointed. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

Article VI, Section 5 is hereby deleted in its entirety and replaced by the following:

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of a majority or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Article IX, Section 2 is hereby deleted in its entirety and replaced by the following:

2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least a majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Article X is hereby deleted in its entirety and replaced by the following:

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.}

Second: That the foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

A-2 | TPI Composites 2024 Proxy Statement

IN WITNESS WHEREOF, TPI Composites, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this [-] day of [-], 2024.

TPI COMPOSITES, INC.
By:
Name:	William E. Siwek
Title:	President & CEO

A-3 | TPI Composites 2024 Proxy Statement

APPENDIX B – NON-GAAP FINANCIAL MEASURES INFORMATION

Set forth below in this Appendix B is important information about the following non-GAAP financial measures that the Company uses in its Bonus Plan as described in this Proxy Statement: EBITDA, Adjusted EBITDA, and Billings Adjusted EBITDA. Annual bonuses paid to our executive officers are partially conditioned upon achievement of specified levels of Billings Adjusted EBITDA. We believe that these non-GAAP financial measures provide useful information to investors regarding our results of operations and provide a good baseline for measuring the performance of our executive officers.

EBITDA, Adjusted EBITDA, and Billings Adjusted EBITDA

We define EBITDA, a non-GAAP financial measure, as net income or loss from continuing operations plus interest expense net, income taxes, depreciation and amortization, preferred stock dividends and accretion less gain on extinguishment on series A preferred stock. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any foreign currency losses or income, plus or minus any losses or gains from the sale of assets and asset impairments, plus any restructuring charges. Adjusted EBITDA is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance. We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect the net income or loss from discontinued operations;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect the dividends to our now extinguished Series A Preferred stockholders or accretion of the Series A Preferred Stock;

•	adjusted EBITDA does not reflect the gain on extinguishment of our Series A Preferred Stock;

•

adjusted EBITDA does not reflect losses on extinguishment of debt relating to prepayment penalties, termination fees and the write off of any remaining debt discount and debt issuance costs upon the repayment or refinancing of our debt;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect capital expenditure requirements relating to the future need to augment or replace those assets;

•	adjusted EBITDA does not reflect share-based compensation expense on equity-based incentive awards to our officers, employees, directors and consultants;

•	adjusted EBITDA does not reflect the foreign currency income or losses in our operations;

•	adjusted EBITDA does not reflect the gains or losses on the sale of assets and asset impairments;

•	adjusted EBITDA does not reflect restructuring charges; and

•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces their usefulness as comparative measures.

We define Billings, a non-GAAP financial measure, as the total amounts we have invoiced our customers during the year for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual agreements. We define Billings Adjusted EBITDA, a non-GAAP financial measure, as Adjusted EBITDA minus net sales and cost of sales for services performed but unbilled. We monitor Billings Adjusted EBITDA, and believe it is useful to present to investors as a supplement to our GAAP measures, because we believe it more directly correlates to sales activity and operations based on the timing of actual transactions with our customers, which facilitates comparison of our performance

B-1 | TPI Composites 2024 Proxy Statement

Appendix B – Non-GAAP Financial Measures Information

between periods and provides a more timely indication of trends in adjusted EBITDA. Under GAAP, total net sales and related cost recognized on products in production represents the total amount that we have recognized as revenue and cost under the cost-to-cost method for services performed during the period under our long-term supply agreements. Services performed but unbilled include procurement of raw materials and production of work in process and undelivered finished goods. Under our long-term supply agreements with our customers, we invoice our customers for wind blades once the blades pass certain acceptance procedures and title passes to our customers. Our customers generally pay us for the wind blades between 5 to 25 days after receipt of the invoice based on negotiated payment terms and when considering our supply chain financing arrangements.

Our use of Billings Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Billings includes wind blades that have not been delivered and for which we are responsible if damage occurs to them while we hold them; and

•	Other companies, including companies in our industry, may define billings differently, which reduces its usefulness as a comparative measure.

In evaluating EBITDA, adjusted EBITDA, and Billings Adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments noted herein. Our presentations of EBITDA, adjusted EBITDA, and Billings Adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA, adjusted EBITDA, and Billings Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP measures.

The following table reconciles net loss attributable to common stockholders to EBITDA, adjusted EBITDA and Billings Adjusted EBITDA, as described above, for the year ended December 31, 2023 (inclusive of continuing and discontinued operations):

($ in thousands)
Net loss attributable to common stockholders	(177,612)
Net loss from discontinued operations	5,326
Net loss from continuing operations attributable to common stockholders	(172,286)
Preferred stock dividends and accretion	58,453
Gain on extinguishment of Series A Preferred Stock	(82,620)
Net loss from continuing operations	(196,453)
Adjustments:
Depreciation and amortization	38,869
Interest expense (income), net	12,112
Income tax provision	17,562
EBITDA	(127,910)
Share-based compensation expense	9,916
Foreign currency loss (income), net	5,162
Loss on sale of assets and asset impairments	21,862
Restructuring charges, net	5,050
Adjusted EBITDA	(85,920)
Adjustments for net sales and cost of sales related to services performed but un-billed	(6,919)
Billings Adjusted EBITDA	(92,839)
Billings Adjusted EBITDA loss related to non-Wind business operations	92,182
Billings Adjusted EBITDA – Wind	(658)

B-2 | TPI Composites 2024 Proxy Statement

TPI COMPOSITES, INC. 9200 E. PIMA CENTER PARKWAY SUITE 250 SCOTTSDALE, AZ 85258 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TPIC2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01) Paul G. Giovacchini 02) Jayshree S. Desai 03) Bavan M. Holloway 04) Edward C. Hall The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. 3. To consider and act upon a non-binding advisory vote on the compensation of our named executive officers. 4. To approve an Amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors of the Company. 5. To approve an Amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting requirements. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 29, 2024 1:00 PM: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com TPI COMPOSITES, INC. Annual Meeting of Stockholders May 29, 2024 1:00 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints William E. Siwek and Ryan Miller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TPI COMPOSITES, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held virtually via the Internet at 1:00 PM, Arizona time on May 29, 2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side